Exhibit 10.3

AGREEMENT AND PLAN OF MERGER
by and among
Energy West, Incorporated
An Acquisition Subsidiary
and
Great Plains Land Development Company, LTD.
and
Richard M. Osborne, Trustee
Dated as of June 29, 2009

TABLE OF CONTENTS

1.	DEFINITIONS	1

	1.1. Defined Terms	2
	1.2. Construction of Certain Terms and Phrases	9

2.	THE MERGERS	9

	2.1. The Merger	9
	2.2. The Closing	10
	2.3. Effective Time	10
	2.4. Effects of Merger	10
	2.5. Articles of Organization of the Surviving Corporation	10
	2.6. Operating Agreement of the Surviving Corporation	10
	2.7. Directors and Officers of the Surviving Corporation	10
	2.8. Effect on Company Interests	11
	2.9. Change in Interests	11
	2.10. Exchange Procdures	12
	2.11. No Further Ownership Rights or Claims Relating to Company Interests	12
	2.12. No Fractional Shares of Parent Common Stock	12
	2.13. Lost Certificates	12
	2.14. Withholding Rights	12
	2.15. Further Assurances	13
	2.16. Unit Transfer Books	13

3.	PRE-CLOSING COVENANTS AND UNDERTAKINGS	13

	3.1. Satisfaction of Closing Conditions	13
	3.2. Conduct of the Business of the Company and Subsidiaries Prior to Closing	13
	3.3. Consents and Approvals	15
	3.4. Access, Information and Confidentiality	16
	3.5. Delivery of Financial Statements	17
	3.6. Public Announcements	17

4.	ADDITIONAL AGREEMENTS	18

	4.1. Tax Matters	18
	4.2. Employee and Benefit Matters	20
	4.3. Guaranties or Bonds	21
	4.4. Agreement Not to Solicit Employees	21
	4.5. Insurance Claims	21

5.	REPRESENTATIONS AND WARRANTIES OF RMO REGARDING THE COMPANY	22

	5.1. Organization and Good Standing of the Company; Foreign Qualifications	22
	5.2. Capitalization of the Company	22
	5.3. Financial Statements; Undisclosed Liabilities	23

i

	5.4. Taxes	23
	5.5. Tangible Personal Property	23
	5.6. Agreement Related to Other Instruments; Consents	24
	5.7. Absence of Changes	24
	5.8. Material Claims	25
	5.9. Permits; Compliance With Laws	25
	5.10. Real Property	25
	5.11. Intellectual Property; Software	27
	5.12. Material Contracts	27
	5.13. Labor Matters	29
	5.14. ERISA and Related Matters	29
	5.15. Guaranties or Bonds	29
	5.16. Employees	30
	5.17. Environmental Matters	30
	5.18. Insurance Coverage	31
	5.19. Governmental Filings: No Violations	31
	5.20. Accounts Receivable	32
	5.21. Gratuitous Payments	32
	5.22. Disclosures	33
	5.23. Litigation	33
	5.24. Brokers and Finders	33
	5.25. Regulatory Proceedings	33

6.	REPRESENTATIONS AND WARRANTIES OF RMO REGARDING THE COMPANY, AND THE COMPANY INTERESTS	33

	6.1. Power and Authority; Enforceability	34
	6.2. No Violation or Conflict by RMO or the Company	34
	6.3. RMO and the Company Governmental Approvals	34
	6.4. Title to the Company Interests	34
	6.5. Litigation Against RMO or the Company	35
	6.6. Taxes	35
	6.7. Investment	35

7.	REPRESENTATIONS AND WARRANTIES OF PARENT	36

	7.1. Organization and Standing	36
	7.2. Corporate Power and Authority; Enforceability	36
	7.3. No Violation or Conflict by Parent	36
	7.4. Parent Governmental Approvals	36
	7.5. Litigation Against Parent	37
	7.6. Purchase for Investment	37
	7.7. Knowledge of Inaccuracies	37
	7.8. Investigations	38

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT	38

	8.1. Representations True at the Closing	38
	8.2. Covenants of RMO	38

	8.3. No Injunction, Etc.	38
	8.4. Consents, Approvals and Waivers	38
	8.5. Absence of Material Adverse Effect	39
	8.6. Consummation of Mergers pursuant to Other Merger Agreement	39

9.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF RMO AND THE COMPANY	39

	9.1. Representations True at Closing	39
	9.2. Covenants of Parent	39
	9.3. No Injunction, Etc.	39
	9.4. Consents, Approvals and Waivers	40
	9.5. Consummation of Mergers pursuant to Other Merger Agreement	40

10.	TRANSACTIONS AT CLOSING	40

	10.1. Transactions at Closing	40

11.	SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION	41

	11.1. Survival of Representations, Warranties and Agreements	42
	11.2. Agreements to Indemnify Parent Indemnitees	42
	11.3. Agreements to Indemnify the Shareholder Indemnitees	42
	11.4. Recoveries	43
	11.5. Survival	43
	11.6. Notice and Defense of Actions	43
	11.7. Exclusive Remedy	45
	11.8. Treatment	45

12.	TERMINATION	46

	12.1. Method of Termination	46
	12.2. Procedure and Effect of Termination	46

13.	GENERAL PROVISIONS	47

	13.1. Notices	47
	13.2. Brokers	48
	13.3. Expenses	49
	13.4. Further Assurances	49
	13.5. Attribution of Knowledge	49
	13.6. Waiver	49
	13.7. Assignment; Binding Effect; No Third-Party Beneficiaries	50
	13.8. Headings	50
	13.9. Entire Agreement	50
	13.10. Modifications	50
	13.11. Governing Law	50
	13.12. Severability	50
	13.13. Counterparts	51
	13.14. Exhibits and Schedules Incorporated	51

13.15. Joint Preparation	51
13.16. Performance by Affiliates	51
13.17. Consent to Jurisdiction; Waivers of Trial by Jury	51

LIST OF EXHIBITS

Exhibit A	Form of RMO’s and the Company’s Closing Certificate

Exhibit B	Form of Parent’s Closing Certificate

v

LIST OF SCHEDULES

The Schedules of the Other Merger Agreement and this Agreement shall be the same.

Schedule 3.2(j)	Pre-Closing Employee Payment Issues

Schedule 3.2(k)	Pre-Closing Company and Non-Company Affiliate Agreements

Schedule 4.2.1	The Company’s Employees

Schedule 4.2.2	NEO and Orwell Vacation and Sick Leave Policy

Schedule 5.2.1	Ownership of Company Interests

Schedule 5.3.1	Financial Statements

Schedule 5.3.2.1	Assumed Debt

Schedule 5.3.2.2	Undisclosed Liabilities

Schedule 5.4	Taxes

Schedule 5.5.1	Tangible Personal Property

Schedule 5.5.2	Company’s Procedure to Collect Accounts Receivable

Schedule 5.7	Absence of Changes

Schedule 5.8	Material Claims

Schedule 5.9	Permits; Compliance with Laws

Schedule 5.10.1	Owned Real Property

Schedule 5.10.2	Leased Real Property

Schedule 5.10.3	Real Property Matters

Schedule 5.11.1	Intellectual Property

Schedule 5.11.2(a)	The Company’s Software

Schedule 5.11.2(b)	Non-Company Affiliates’ Software

Schedule 5.12	Material Contracts

Schedule 5.13	Labor Matters

Schedule 5.14	ERISA and Related Matters

Schedule 5.15	Guaranties or Bonds

Schedule 5.16	Employees

Schedule 5.17	Environmental Compliance

Schedule 5.18	Insurance Coverage

Schedule 5.19	Government Filings

Schedule 5.20	Accounts Receivable

Schedule 6.2	No Violation or Conflict by RMO or the Company

Schedule 6.4	Title to the Company Interests

Schedule 6.5	Litigation Against RMO or the Company

Schedule 7.3	No Violation or Conflict by Parent

Schedule 7.4	Parent Governmental Approvals

Schedule 13.5(a)	Attribution of Knowledge for RMO

Schedule 13.5(b)	Attribution of Knowledge for Parent

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of this 29th day of June, 2009 (the “Effective Date”), by and among Energy West, Incorporated, a corporation incorporated under the laws of the State of Montana (“Parent”), one-to-be-formed wholly-owned Ohio subsidiary limited liability company of Parent (the “Acquisition Sub”), Great Plains Land Development Company, LTD, an Ohio limited liability company (“GPL” or the “Company”), and RICHARD M. OSBORNE, TRUSTEE (“RMO” or the “Member”) of the Richard M. Osborne Trust, the sole member of GPL.
W I T N E S S E T H:
     WHEREAS, the Member owns one hundred percent (100%) of the outstanding limited liability company membership interests or units of GPL (the “Company Interests”);
     WHEREAS, Parent is a regulated utility company whose service area includes Montana, Wyoming, Maine, and North Carolina;
     WHEREAS, Parent has entered into a merger agreement as of even date herewith with Lightning Pipeline Company, Inc. (“Lightning”), Great Plains Natural Gas Company (“Great Plains”) and Brainard Gas Corp. (“BGC”), each an affiliate of GPL (the “Other Merger Agreement”);
     WHEREAS, GPL leases its real estate to a subsidiary of Great Plains; and
     WHEREAS, Board of Directors of Parent and the sole Member of the Company have determined that a business combination between Parent and the Company is fair to and in the best interests of their respective stockholders/member and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect a business combination under the terms and subject to the conditions set forth in this Agreement, have approved this Agreement and have declared this Agreement and the Merger advisable;
     WHEREAS, in furtherance of the foregoing, the Board of Directors of Parent and the sole Member of the Company have approved this Agreement and the Merger, upon the terms and subject to the conditions of this Agreement, pursuant to which the Company Interests issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of common stock, par value $0.15 per share, of Parent (“Parent Common Stock”)as set forth in Section 2.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreement set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:
1. DEFINITIONS

     1.1. Defined Terms.
     As used herein, the following terms shall have the following meanings unless the context otherwise requires:
     “Accounts Receivable” means any and all accounts receivable of the Company, as the term “accounts receivable” is understood under GAAP.
     “Accrued Tax Liability” means the aggregate amount of Tax liabilities (including deferred Taxes) of the Company as reflected on the Closing Date balance sheet.
     “Action” has the meaning set forth in Section 11.6.1.
     “Affiliate” means (a) with respect to RMO and the Company; and (b) with respect to any other Person, any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For purposes of this definition and this Agreement, the Company shall be deemed to be an Affiliate of the Member prior to the Closing and an Affiliate of Parent from and after the Closing.
     “Agreement” has the meaning set forth in the Preamble.
     “Articles of Merger” has the meaning set forth in Section 2.3.
     “Assets” means all of the assets, rights, interests, contract rights, accounts, claims, credits, franchises and properties of the Company, whether real, personal, tangible or intangible.
     “Assumed Debt” means all long term debt obligations, including loans from RMO, of the Company, incurred in the Ordinary Course of Business, as reflected on the balance sheet of the Company for the month preceding the Closing; provided that if the Assumed Debt at Closing does not exceed $884,366.97.
     “Average Closing Price” means the average of the closing prices per share of the Parent Common Stock as reported on Nasdaq for the twenty (20) consecutive trading days ending seven (7) calendar days before the Closing Date.
     “Benefit Plan” means: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each unit bonus, unit ownership, option, unit purchase, membership unit appreciation rights, phantom unit, or other unit plan (whether qualified or nonqualified), and (d) each bonus or incentive compensation plan; provided, however, the term “Benefit Plan” shall not include (i) routine employment policies and procedures or payroll plans developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (ii) workers’ compensation insurance, and (iii) directors’ and officers’ liability insurance.
     “Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday in the State of Ohio.

     “CERCLA” has the meaning given to it in the definition of “Environmental Law.”
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Treasury Regulations”).
     “Company” has the meaning set forth in the Preamble.
     “Company Interests” has the meaning set forth in the Preamble.
     “Company’s Employees” has the meaning set forth in Section 4.2.1.
     “Company Insurance Policies” means policies of insurance with insurance carriers and contractual arrangements with insurance adjusters maintained by the Company or by any Non-Company Affiliate that covers the Company or Member prior to the Closing.
     “Company Plans” means each Benefit Plan (other than the Member Plans) that is sponsored or maintained as of the date of this Agreement by the Company, for the benefit of any of its current or former manager, members, officers or employees.
     “Confidential Information” means (a) all information concerning a party hereto and/or its Affiliates furnished to another party hereto or any director, member, officer, employee, agent, advisor, or other representative (a “Representative”) of such receiving party or any of its Affiliates in writing, orally or electronically by such disclosing party or any Representative of such disclosing party or any of its Affiliates in connection with this Agreement or the transactions contemplated herein, whether before or after the date hereof, including, but not limited to, any such information (i) concerning the business, financial condition, operations, products, services, assets, customers, forecasts and/or liabilities of such disclosing party and/or its Affiliates, (ii) which relates to technologies, intellectual property or capital, models, concepts, or ideas of such disclosing party and/or its Affiliates, (iii) of third parties that such disclosing party and/or its Affiliates is required under applicable Law or contracts to keep confidential, or (iv) that has been clearly identified as confidential; and (b) terms and conditions of this Agreement and any other agreement entered into pursuant hereto, the fact that the parties hereto have entered into this Agreement, and that this Agreement exists; provided, however, the term “Confidential Information” shall not include information that: (i) is already known or in the possession of such receiving party at the time of disclosure, as evidenced by such receiving party’s written documentation, unless received or obtained as confidential information; (ii) becomes subsequently available to such receiving party on a non-confidential basis from a source not known or reasonably suspected by such receiving party to be bound by a confidentiality agreement or secrecy obligation owed to such disclosing party; (iii) is or becomes generally available to the public other than as a result of a breach of Section 3.4.2 by such receiving party or any Representative of such receiving party or any of its Affiliates; or (iv) is independently developed by such receiving party without use, directly or indirectly, of Confidential Information of such disclosing party, as evidenced by such receiving party’s written documentation; provided further, however, if only a portion of the Confidential Information falls under one of the foregoing exceptions, then only that portion shall not be deemed Confidential Information.
     “Consolidated” means: (i) with respect to the financial statement(s) of the Company and any Affiliates, the presentation of the results of operations and the financial position of the Company and the Affiliates essentially as if the Company and the Affiliates were a single company with one or more branches or divisions; and (ii) with respect to any financial item(s) of the Company and the Affiliates, the presentation of such item(s) essentially as if the Company and the Affiliates were a single company with one or more branches or divisions, in each case as determined in accordance with GAAP (whether or not the Company and the Affiliates would in fact be Consolidated under GAAP).
     “Consolidated Income Tax Returns” means any Income Tax Returns filed for any consolidated, combined or unitary group of corporations under federal, state or local laws, the common parent of which is RMO.
     “Contract” means any legally binding obligation or agreement (other than a Benefit Plan) to which the Company is a party, whether or not reduced to writing, and specifically including but not limited to any note, bond, mortgage, lease of real or personal property, license agreement, construction contract, subcontract, engineering contract, guarantee, suretyship agreement, pledge agreement, indemnity, joint venture or partnership agreement, confidentiality agreement, non-competition agreement, insurance contract, employment agreement or other contract or agreement.
     “Control” means (a) possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by contract or credit arrangement or otherwise, or (b) the ownership of more than fifty percent (50%) of the equity interest in a Person.
     “Deductible” has the meaning set forth in Section 11.5.
     “Default” shall mean (a) a material breach or default, or (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach or default.
     “DOJ” means the United States Department of Justice.
     “Dollar” or “$” means the lawful currency of the United States.
     “Effective Time” has the meaning set forth in Section 2.3.
     “Environmental Law” means any federal, state, provincial or local law, statute, ordinance, rule, regulation, or order relating to the protection of the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.),

the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Safe Drinking Water Act (42 U.S.C. § 300 et seq.), as amended or supplemented, that is in effect on the Closing Date.
     “Exchange Ratio” has the meaning set forth in Section 2.8(a).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “FERC” means the United States Federal Energy Regulatory Commission.
     “Financial Statements” means the Year-End Financial Statements.
     “FIRPTA Certificate” means a certificate, as described in Treasury Regulation Section 1.1445-2(b)(2), which is signed under penalties of perjury by RMO, and which (i) certifies that RMO is not “foreign persons,” as defined in Treasury Regulation Section 1.1445-2(b)(2), and (ii) provides RMO’s name, identifying number (as defined in Section 6109 of the Code), and office address.
     “FTC” means the United States Federal Trade Commission.
     “GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time.
     “Governmental Authority” means any nation, province, state, county, municipality and any other political subdivision of any of the foregoing, and any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including MPSC, WPSC, PPUC, FERC, FTC, DOJ, PUCO, SEC and IRS.
     “Guaranty or Bond” means any guaranty, letter of credit, surety bond and any other similar material agreement or arrangement pursuant to which RMO or one or more Non-Company Affiliates has obligations with respect to any obligations of the Company, and any security or collateral furnished in connection with any such guaranty, letter of credit, surety bond or other similar agreement or arrangement.
     “Hazardous Substance” means and includes each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum hydrocarbons.
     “Income Tax” means any Taxes imposed on, or measured by, net income.
     “Income Tax Returns” means any Tax Returns relating to Income Taxes.
     “Indemnified Party” means any Person seeking indemnification from another Person pursuant to Section 11.
     “Indemnifying Party” means any Person against whom a claim for indemnification is asserted pursuant to Section 11.

     “Index Price” on a given date means the closing value on such date of the American Gas Stock Index as maintained by the American Gas Association.
     “Intellectual Property” means the following intellectual property rights, including both statutory and common law rights, if applicable: (a) copyrights and registrations for copyrights, (b) trademarks, service marks, trade names, slogans, domain names, logos, symbols, and trade dress, and registrations and applications for registrations thereof, and (c) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.
     “IRS” means the United States Internal Revenue Service.
     “Law” means any law, statute, code, ordinance, regulation, order, reporting or licensing requirement, or rule, including those promulgated, interpreted or enforced by any Governmental Authorities.
     “Lien” means any mortgage, pledge, lien, security interest, hypothecation, conditional sale agreement, restriction, option, defect in title, easement, encumbrance, charge, or other similar title exception; provided, however, that the term “Lien” shall not include (a) liens for current Taxes not yet due and payable, including liens for nondelinquent ad valorem taxes and nondelinquent statutory liens arising other than by reason of any default on the part of any of the Company, RMO or any of their Affiliates, (b) liens in favor of carriers, warehousemen, mechanics, landlords and materialmen imposed by mandatory provisions of Law and incurred in the Ordinary Course of Business for sums not yet due and payable, and (c) as to any leased Asset, the rights of the lessor or landlord with respect to such leased Asset.
     “Losses” has the meaning set forth in Section 11.2.1.
     “Major Customer” shall mean any customer of the Company from which the Company recognized in accordance with GAAP at least Twenty-Five Thousand Dollars ($25,000.00) in revenue between January 1, 2008, and December 31, 2008.
     “Material Adverse Effect” means any change (or changes taken together) in, or effect on, the business, financial condition, prospects, or operations of the Company that is (are) materially adverse to the business, financial condition, prospects, or operations of the Company, but excluding any change (or changes taken together) or effect which is cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement under Section 12.1. Without limiting the foregoing and except for purposes of Sections 5.7(l) and 8.5, any uninsured loss or damage suffered by the Company of Twenty-Five Thousand Dollars ($25,000) shall be deemed to have a Material Adverse Effect.
     “Material Contracts” has the meaning set forth in Section 5.12.1.
     “Member” has the meaning set forth in the Preamble.
     “Member Plan” means each Benefit Plan (other than the Company Plans) that is sponsored, maintained or contributed to as of the Closing Date by the Company or a Non-

Company Affiliate and that covers the current or former directors, officers or employees of the Company.
     “Merger” has the meaning set forth in Section 2.1.
     “Merger Consideration” has the meaning set forth in Section 2.8(a).
     “Mortgage” means any real estate mortgages which secure land and buildings owned by GPL.
     “MPSC” means the Montana Public Service Commission.
     “New Guaranty or Bond” has the meaning set forth in Section 4.3.1.
     “Non-Company Affiliate” means any Affiliate controlled by RMO other than the Company, Great Plains, Lightning, BGC or their subsidiaries.
     “Ordinary Course of Business” means, with respect to the Company, the ordinary course of business which is consistent with past practices of the Company.
     “Organizational Documents” means articles of incorporation, articles of organization, certificate of incorporation, charter, bylaws, code of regulations, certificate of formation, limited liability company operating agreement, joint venture agreement or partnership agreement, as applicable.
     “Other Merger Agreement” has the meaning set forth in the Preamble.
     “Parent” has the meaning set forth in the Preamble.
     “Parent Common Stock” has the meaning set forth in the Preamble.
     “Parent Indemnitees” has the meaning set forth in Section 11.2.1.
     “Patent” means (a) any patent granted by the U.S. Patent and Trademark Office or comparable agency of any other country, as well as any reissued and reexamined patent and extensions corresponding to such patent, and (b) any patent application filed with the U.S. Patent and Trademark Office or comparable agency in any other country, as well as any related continuation or continuation in part, any divisional application and patent issuing therefrom, and any respective foreign counterpart patent application or foreign patent issuing therefrom.
     “Permits” means all licenses and permits issued by any Governmental Authority.
     “Person” means an individual, partnership, limited partnership, joint venture, limited liability company or partnership, corporation, bank, trust, company, business entity, governmental entity or organization, or unincorporated organization.
     “PPUC” means the Pennsylvania Public Utilities Commission.
     “Pre-Closing Income Tax Returns” has the meaning set forth in Section 4.1.1.

     “Property and Casualty Claims” has the meaning set forth in Section 4.5.
     “PUCO” means The Public Utilities Commission of Ohio.
     “Real Property Leases” has the meaning set forth in Section 5.10.2.
     “Regulatory Approval” means the approval by the MPSC, WPSC, PPUC and PUCO of the transaction contemplated by this Agreement.
     “Representative” has the meaning given to it in the definition of “Confidential Information.”
     “Restricted Period” means the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date.
     “Retained Employee Liabilities” has the meaning set forth in Section 4.2.1.
     “RMO Indemnitees” has the meaning set forth in Section 11.3.
     “Scheduled Claim” means any of the matters set forth in Schedule 5.7.
     “SEC” means the United States Securities and Exchange Commission.
     “Separate Income Tax Returns” means Income Tax Returns of the Company and any Affiliate, other than Consolidated Income Tax Returns.
     “Software” means computer software programs including operating systems, application programs and software tools.
     “Straddle Returns” has the meaning set forth in Section 4.1.2.
     “Subsidiaries” has the meaning set forth in the Preamble.
     “Tangible Personal Property” means all machines, equipment, tools, computers, terminals, telephones, telephone systems, furniture, automobiles, fixtures, leasehold improvements, parts and other tangible personal property and fixtures owned or leased by the Company, including the property listed on Schedule 5.5.1.
     “Tax” or “Taxes” means all United States, federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, license, excise, value added, ad valorem, estimated, stamp, alternative or ad-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest and penalties and additions imposed on or with respect to such amounts, or levied, assessed or imposed against the Company, including any liability for taxes of any predecessor entity.
     “Tax Audit” has the meaning set forth in Section 4.1.7(a).
     “Tax Indemnified Person” has the meaning set forth in Section 4.1.7(a).

     “Tax Indemnifying Person” has the meaning set forth in Section 4.1.7(a)
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed by the Company or which includes information relating to income or losses of the Company, or otherwise relates to the Company, including any predecessor entities, with any taxing authority under federal, state, local or any foreign laws in connection with the determination, assessment, collection or imposition of any Taxes.
     “Third Party” means any Person other than RMO, the Company, Parent, any Indemnified Party or any Affiliate of RMO, Parent or any Indemnified Party.
     “Transfer Tax” has the meaning set forth in Section 4.1.6.
     “Transferred Employee” has the meaning set forth in Section 4.2.1.
     “WPSC” means the Wyoming Public Service Commission.
     “Year-End Financial Statements” means the unaudited, pro forma consolidated balance sheet of the Company dated December 31, 2008.
   1.2. Construction of Certain Terms and Phrases
     Unless the context of this Agreement otherwise requires, (a) words of any gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “include,” “includes,” and “including” shall be deemed to be followed by the words “but not limited to;” (e) the term “Section” refers to the specified Section of this Agreement; (f) the term “Schedule” or “Exhibit” refers to a Schedule or Exhibit attached to this Agreement; (g) references to time are to Cleveland, Ohio time; and (h) the term “material” and derivative or similar words refer to materiality with respect to the Company. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise stated herein, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
2. THE MERGER
   2.1. The Merger
     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Acquisition Sub shall be merged with and into GPL in accordance with the provisions of the Ohio Revised Code and this Agreement, and the separate corporate existence of the Acquisition Sub shall thereupon cease and GPL shall be the surviving limited liability company in the Merger (sometimes referred to herein as a “Surviving Corporation”). Following the Effective Time, GPL, as the Surviving Corporation, shall succeed to and assume all of the rights and obligations of the Acquisition Sub. The actions taken in this Section 2.1 shall be referred to the “Merger.”

   2.2. The Closing
     The closing of the Merger (the “Closing”) shall take place on the first Business Day of the first full month following the satisfaction or waiver (subject to applicable Law) of the conditions (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) set forth in Section 8, unless this Agreement has previously terminated pursuant to its terms or unless another date is agreed to in writing by the parties (the actual date of Closing being referred to herein as the “Closing Date”). The Closing shall be held at 10 a.m. at the offices of Kohrman Jackson & Krantz, P.L.L., 1375 E. Ninth Street, 20th Floor, Cleveland, Ohio 44114, unless another place is agreed to in writing by the parties.
   2.3. Effective Time
     At the Closing, the parties shall file the articles of merger (each “Articles of Merger”) in such form as required by and executed in accordance with the relevant provisions of the Ohio Revised Code. The Merger shall become effective at the time of filing of the Articles of Merger with the Ohio Secretary of State in accordance with the Ohio Revised Code or such later time as the Company and Parent shall have agreed upon and designated in the Articles of Merger as the effective time of the Merger (the time the Merger becomes effective being the “Effective Time”).
   2.4. Effects of Merger
     At and after the Effective Time, the Merger shall have the effects specified herein and in the Ohio Revised Code. As a result of the Merger, the Surviving Corporation shall become a wholly-owned subsidiary of Parent.
   2.5. Articles of Organization of the Surviving Corporation
     As of the Effective Time, the articles of organization of the Acquisition Sub as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law; provided, however, that the articles of organization of the Surviving Corporation shall be amended in the Merger to provide that the Surviving Corporation shall have the name of the Company.
   2.6. Operating Agreement of the Surviving Corporation
     As of the Effective Time, the operating agreement of the Acquisition Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law; provided, however, that the operating agreement shall be amended to reflect the change of name of the Surviving Corporation as provided in Section 2.5 above.
   2.7. Directors and Officers of the Surviving Corporation
     The directors and officers of the Acquisition Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, from and after the Effective

Time, until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the articles of organization and operating agreement of the Surviving Corporation.
     2.8. Effect on Capital Stock
               (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Member, each Company Interest issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of validly issued, fully paid and non-assessable Parent Common Stock (the “Merger Consideration”) based on the following calculation computed as of the Closing Date:
The total number of shares of Parent Common Stock that the Member shall be entitled to receive for Merger Consideration for the Company shall be the total of Three Million One Hundred Thousand Dollars ($3,100,000.00) less the Assumed Debt divided by $10 (the “Exchange Ratio”).
Parent shall prepare an allocation of the Merger Consideration (and all other capitalized costs) among the Assets in accordance with Section 1060 of the Code and the applicable Treasury Regulations (and any similar provision of state or local law, as appropriate), which allocation shall be binding upon the Company. Parent shall deliver such allocation to the Company within 60 days after the Closing Date. Parent and the Company and their Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation by Parent. The Company shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Parent may reasonably request to prepare such allocation. Neither Parent nor the Company shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.
               (b) As a result of the Merger and without any action on the part of the Member, at the Effective Time, the Company Interests shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and the Member shall thereafter cease to have any rights with respect to the Company Interests, except the right to receive (i) the Merger Consideration payable in respect of such Company Interests, and (ii) any cash to be paid in lieu of any fractional share of Parent Common Stock pursuant to Section 2.12.
               (c) At the Effective Time, by virtue of the Merger and without any action on the part of the Member, each membership interest of the Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable membership interest of the Surviving Corporation.
     2.9 Change in Shares

     If, between the date of this Agreement and the Effective Time (and to the extent permitted by this Agreement), the number of Company Interests shall have been increased, decreased, changed into or exchanged for a different number Company Intersts by reason of any reclassification, recapitalization, subdivision, stock split, reorganization, combination, contribution or exchange of shares, or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio and any other number or amount contained herein which is based upon the number of Company Interests shall be appropriately adjusted to provide to Parent and the Member the same economic effect as contemplated by this Agreement prior to such event.
          2.10 Exchange Procedures
     At Closing, the Member shall be entitled to receive in exchange for his Company Interests (A) one or more shares of Parent Common Stock (which shall be in certificated form with the applicable restrictive legends) representing, in the aggregate, the whole number of shares of Parent Common Stock that such Member has the right to receive pursuant to Section 2.8 and/or (B) a check in the amount equal to the cash that such holder has the right to receive consisting of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.12 (the “Cash Payment”). No interest will be paid or accrued on any Cash Payment.
          2.11 No Further Ownership Rights or Claims Relating to Company Interests
     All Merger Consideration issued and any cash paid upon conversion of the Company Interests pursuant to this Section 2 shall be deemed to have been issued and paid in exchange for, and in full satisfaction of, all rights pertaining to such Company Interests and any claims for, relating to or arising out of the Company Interests or ownership thereof.
          2.12 No Fractional Shares of Parent Common Stock
     Notwithstanding any other provision of this Agreement, the Member who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Interests delivered by such Member) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Average Closing Price. Such payment of cash consideration is in lieu of fractional shares of Parent Common Stock.
          2.13 Lost Certificates
     If any certificate for Company Interests shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate Parent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration and any Cash Payment with respect to the Company Interests formerly represented thereby.
          2.14 Withholding Rights

     The Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Member such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Member in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
          2.15 Further Assurances
     After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or the Acquisition Sub, all deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or the Acquisition Sub, all other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation all right, title and interest in, to and under the rights, properties and assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
          2.16 Unit Transfer Books
     The unit transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Interests thereafter on the records of the Company. On or after the Effective Time, all Company Interests presented to Parent in accordance with the provisions of this Agreement shall be converted into the Merger Consideration and any Cash Payment payable with respect to the Company Interests formerly represented thereby.
3.	PRE-CLOSING COVENANTS AND UNDERTAKINGS
   3.1. Satisfaction of Closing Conditions
     The parties shall use their commercially reasonable efforts to bring about, as soon as practical after the date hereof, the satisfaction of all the conditions set forth in Sections 8 and 9.
   3.2. Conduct of the Business of the Company Prior to Closing
     Except as in the Ordinary Course of Business or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or denied), or as otherwise provided in Schedule 3.2 or in any other Schedule attached to this Agreement, and except as may be required to effect the transactions contemplated by this Agreement, or as is otherwise authorized by this Agreement, RMO covenants that he shall, and shall cause the Company to, during the period commencing on the date of this Agreement and terminating at the Closing:
               (a) preserve intact the legal existence of the Company and carry on the Company’s business in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve the goodwill of the Company;

               (b) maintain the Tangible Personal Property in the Ordinary Course of Business;
               (c) keep in force at no less than their present limits all existing surety bonds and policies of insurance insuring the Assets and the Company’s business, except to the extent that any such surety bond or insurance policy is no longer applicable or otherwise required pursuant to the business of the Company;
               (d) use commercially reasonable efforts to maintain in full force and effect all Permits held by the Company, except those Permits the failure of which to hold, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
               (e) neither enter into, modify, amend or terminate any Material Contract or Real Property Lease, nor waive, release, compromise or assign any material rights or claims thereunder, nor suffer, permit or incur any of the transactions or events described in Section 5.7 to the extent such events or transactions are within the reasonable control of the Member or the Company;
               (f) not make any distributions of the Assets to the Member in the form of return of capital or cash distributions;
               (g) not make or permit any change in the Company’s Organizational Documents, or in the Company’s authorized, issued or outstanding securities;
               (h) not issue any additional membership interests or other securities or ownership interests of the Company, grant any stock option or right to purchase any security or ownership interest of the Company, issue any security or ownership interest convertible into such securities or ownership interests, purchase, redeem, retire or otherwise acquire any of such securities or ownership interests, or declare, set aside or pay any cash distribution in respect of the securities or ownership interests of the Company;
               (i) not make any changes in the accounting methods or practices of the Company;
               (j) not (i) pay, or incur any obligation for any payment of, any contribution or other amount to, or with respect to, any Company Plan, (ii) pay any bonus to, make any loan, pay or transfer any Assets to, or grant any increase in the compensation of, the Company director, officer, or employee, (iii) make any increase in the pension, retirement or other benefits of the directors, officers, or employees, except as set forth in Schedule 3.2(j), or (iv) hire any additional employees, even in the Ordinary Course of Business, without the prior written consent of the Parent, which consent shall not be unreasonably withheld;
               (k) not have the Company pay, lend or advance any amount to or in respect of, or sell, transfer or lease any Assets to, or enter into any agreement, arrangement or transaction with, the Member or any Non-Company Affiliate, except for the payments, agreements, arrangements, leases, transactions and arrangements set forth in Schedule 3.2(k);

               (l) not permit the Company to (i) incur or assume any indebtedness for borrowed money or issue any debt securities, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person;
               (m) not permit the Company to (i) make any loans, advances or capital contributions to, or investments in, any Person, (ii) pledge or otherwise encumber the Company Interests, or (iii) mortgage or pledge any of the Assets, or create or suffer to exist any Lien thereupon;
               (n) not permit the Company to acquire, sell, lease or dispose of any Assets;
               (o) not permit the Company to (i) acquire any Person (or division thereof), any equity interest therein or all or substantially all of the assets thereof whether through a merger, consolidation or purchase, or (ii) enter into a joint venture, partnership or any other equity alliance with any Person;
               (p) not permit RMO or any Non-Company Affiliate to hire away any essential employee of the Company without Parent’s prior written consent; and
               (q) not agree to do anything, or agree to permit the Company to do anything, that would violate any of the foregoing affirmative and negative covenants of this Section 3.2.
     3.3. Consents and Approvals
          3.3.1. Subject to the allocation of responsibility set forth in Section 3.3.2, RMO agrees to, and agrees to cause the Company to apply for and use commercially reasonable efforts to obtain no later than at the Closing (a) the waiver, consent and approval of all Persons whose waiver, consent or approval is required by Law for the Company’s and the Member’s execution and delivery of this Agreement and the Member’s and the Company’s consummation of the transactions contemplated herein, and (b) the waiver, consent and approval of all Persons whose waiver, consent or approval is required by any Material Contract, Real Property Lease, consent, judgment, decree, order or Permit to which the Member or the Company is a party or subject immediately prior to the Closing, and which would prohibit or require the waiver, consent or approval of any Person to, such transactions or under which, without such waiver, consent or approval, such transactions would constitute an occurrence of Default under the provisions thereof, provided, however, that neither RMO nor the Company shall make any agreements or understandings adversely affecting the Assets or the Company, or its business, as a condition to obtaining any waivers, consents or approvals required by this Section 3.3.1, except as otherwise provided herein or with the prior written consent of Parent, and further provided that if RMO fails to obtain any consents that are required under this Section 3.3 prior to Closing (except any required governmental consents, consents of lenders or consents relating to any of the properties), such failure shall not be deemed a Default under this Agreement and/or cause this Agreement not to be consummated so long as the failure to obtain the consent does not have a Material Adverse Effect on the consummation of this Agreement, the Company, or the Assets.

          3.3.2. Each of the parties hereto (a) will take all commercially reasonable actions necessary to comply promptly with all Laws that may be imposed on such party with respect to the transactions contemplated herein (including requesting all necessary approvals for and executing all necessary agreements for the novation of any Material Contracts with any Governmental Authority, requesting all necessary material approvals of subcontractors to such contracts, providing notices and disclosures as required for foreign Persons, and furnishing all information required under any Law in connection with approvals of or filings with any Governmental Authority (including without limitation MPSC, PUCO, WPSC, FTC, DOJ, SEC, PPUC or IRS)); provided, however, the foregoing shall not require any of the parties hereto or any of their Affiliates to sell or otherwise divest of a material portion of their respective assets or properties or discontinue any of their respective significant operations; and (b) will promptly cooperate with and furnish information to each other in connection with any such legal requirements imposed upon any of them in connection with the transactions contemplated herein. Any filings or approvals required to be accomplished by the Member, the Company or any Non-Company Affiliate in accordance with this Section 3.3.1 shall be at the Member’s or such Non-Company Affiliate’s expense.
     3.4. Access, Information and Confidentiality
          3.4.1. Prior to the Closing, the Member shall cause the Company to (a) give Parent and its authorized Representatives reasonable access, during normal business hours and upon reasonable notice, to the books, records, files, documents and contracts of the Company, and (b) allow Parent (together with its authorized Representatives) to make a reasonable number of visits to each office, facility and other property owned or leased by the Company.
          3.4.2. (a) Subject to the first sentence of subsection (b) of this Section 3.4.2, a party hereto receiving Confidential Information from another party hereto shall not disclose and shall keep strictly confidential all such Confidential Information of such disclosing party; provided, however, that such receiving party may disclose Confidential Information of such disclosing party (i) to any Representative of such receiving party or any of its Affiliates who needs to know such information for purposes of consummating the transactions contemplated herein; (ii) to any partner, Affiliate, lender or investor of such receiving party or any of its Affiliates, or any Representative of such partner, Affiliate, lender or investor who needs to know such information for purposes of consummating the transactions contemplated herein; and (iii) to the extent that such receiving party or Representative is required to disclose such information in order to avoid committing a violation of any applicable law, rule or regulation, including any rules or regulations of any securities association, stock exchange or national securities quotation system.
               (b) In the event that a receiving party or any Representative of such receiving party or any of its Affiliates is requested or required, pursuant to any applicable court order, administrative order, statute, regulation or other official order by any Governmental Authority, to disclose any Confidential Information of a disclosing party, such receiving party shall (i) provide such disclosing party with prompt written notice of any such request or requirement so that such disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 3.4.2, and (ii) reasonably cooperate with such disclosing party to obtain such protective order or other remedy. In the event such protective order or other remedy is not obtained and a disclosing party fails to waive compliance with the relevant provisions of this Section 3.4.2, such receiving party agrees to (A) furnish only that portion of the Confidential Information for which such receiving party is advised by written opinion of its legal counsel obtained at the disclosing party’s expense, is legally required to be disclosed, (B) upon such disclosing party’s request and expense, use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information, and (C) give such disclosing party prior written notice of the Confidential Information to be disclosed.
               (c) If this Agreement is terminated prior to the Closing or at any other time for any reason, upon the written request of a disclosing party, each receiving party will, and will cause all Representatives of such receiving party or any of its Affiliates to promptly, (i) deliver to such disclosing party all original Confidential Information (whether written or electronic) furnished to such receiving party or any Representative of such receiving party or any of its Affiliates by or on behalf of such disclosing party, and (ii) if specifically requested by such disclosing party, destroy (A) any copies of such Confidential Information (including any extracts therefrom), and (B) any portion of such Confidential Information that may be found in reports, analyses, notes, compilations, studies and other documents prepared by or for such receiving party. From and after the Closing, Parent shall be released from all obligations owed by it to the Member under this Section 3.4.2 with respect to the Confidential Information owned by the Company. This Section 3.4.2 shall survive any termination of this Agreement
   3.5. Delivery of Financial Statements
     During the period commencing on the date of this Agreement and terminating at the Closing, RMO shall cause to be delivered to Parent, within thirty (30) days of being available or filed, copies of (a) all regularly prepared unaudited monthly, quarterly and annual consolidated financial statements of the Company prepared after the date of this Agreement, and (b) all material filings or submissions by the Company with any Governmental Authority made after the date of this Agreement.
   3.6. Public Announcements
     No party hereto or any of its Affiliates shall make any public announcement of the execution and delivery of this Agreement or the transactions contemplated by this Agreement without first obtaining the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that nothing contained in this Section 3.6 shall prohibit any party hereto or any of its Affiliates from (a) making any disclosures or having any discussions with the MPSC, WPSC, PPUC or PUCO regarding the Other Agreement or the transaction contemplated by this Agreement in accordance with Section 3.3.2, or (b) making any public announcement in accordance with any required SEC filing, or (c) having discussions with its lenders, or (d) making any public announcement if such party or its Affiliate determines in good faith, on the advice of legal counsel, that such public disclosure is required by applicable Law or any listing agreement with a national securities exchange or trading market; provided further, that in such event, such party or its Affiliate shall consult with the other party hereto prior to making such disclosure to the extent reasonably practicable.

4.	ADDITIONAL AGREEMENTS
     4.1. Tax Matters
          4.1.1. With respect to the Company or arising out of the operations of the Company, RMO shall (i) cause all Tax Returns to be prepared and filed on a timely basis for all Tax periods which end on or prior to the Closing Date, which are filed before or after the Closing Date; and (ii) pay all Taxes with respect to such Tax periods, or, at Parent’s option, shall reimburse Parent within fifteen (15) days after payment by Parent of such Taxes. Except as otherwise provided herein, RMO shall submit to Parent any such Tax Returns at least thirty (30) days prior to the due date of such Tax Return (taking into account any validly obtained extensions) for Parent’s review. Notwithstanding the foregoing, RMO shall not be required to submit to Parent his personal IRS Form 1040, US. Individual Income Tax Return. RMO shall, however, submit to Parent all schedules or attachments to his personal IRS Form 1040, which include information relating to the income, gain, deductions, losses or operation of the Company. Parent and RMO shall collectively cause the Company to timely and appropriately file all such Tax Returns submitted by RMO accordance with this Section 4.1.1.
          4.1.2. Parent shall cause the Company to prepare and file on a timely basis all Tax Returns of the Company due after the Closing Date, including all Tax Returns that relate to periods beginning before and ending after the Closing Date (“Straddle Returns”). All Straddle Returns shall be prepared on a basis consistent with procedures and practices of the Company in effect as of the date hereof for filing such Tax Returns.
          4.1.3. To the extent that the tax year of the Company does not end on the Closing Date such that the Tax Return is a Straddle Return, the Taxes payable on the Straddle Return shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date assuming that the taxable period for the Straddle Return actually included two separate periods, one ending on the Closing Date and one beginning on the date after the Closing Date, provided that all exemptions, allowances, or deductions for the entire taxable for the Straddle Return which are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the two short periods in proportion to the number of days in each period.
          4.1.4. Access to Information
               (a) From and after the Effective Date, RMO shall grant to Parent (or its designees) access to the information, books and records relating to the Company (including without limitation work papers and correspondence with taxing authorities, and shall afford Parent (or its designees) the right to take extracts therefrom and to make copies thereof for purposes of preparing Tax Returns, to conduct negotiations with taxing authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.
               (b) From and after the Effective Date, Parent shall grant to RMO (or its designees) access to all of the information, books and records relating to the Company within the possession of Parent or the Company (including without limitation work papers and correspondence with taxing authorities), and shall afford RMO (or his designees) the right (at RMO’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit RMO (or his designees) to prepare Tax Returns, to conduct negotiations with taxing authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.
               (c) Each of the parties hereto will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Company to any claims, audits or other proceedings affecting the Company until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.
          4.1.5. Parent and RMO shall provide (and cause the Company to provide) each other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material. Parent and RMO will retain (and shall cause the Company to retain) for the full period of any statute of limitations any documents which may be relevant to such preparation, audit, examination, proceeding or determination.
          4.1.6. Parent shall pay all federal, state, local, foreign and other transfers, sales, use or similar tax (a “Transfer Tax”) applicable to, imposed upon or arising out of the transfer of the Company Interests or any other transaction contemplated by this Agreement.
          4.1.7. Contest Provisions.
               (a) Each of Parent, on the one hand, and RMO, on the other hand (the “Tax Indemnified Person”), shall promptly notify the chief tax officer (or other appropriate person) of RMO or Parent, as the case may be (the “Tax Indemnifying Person”), in writing upon receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings (a “Tax Audit”) which are likely to affect the liability for Taxes of such other party, provided, however, that failure to file timely written notice to the other party shall not affect the other party’s indemnification obligations hereunder unless such failure materially adversely affects the other party’s rights to participate in the Tax Audit.
               (b) If such Tax Audit relates to any taxable period, or portion thereof, ending on or before the Closing Date or for any Taxes for which RMO is liable in full under this Agreement, RMO shall, at his expense, control the defense and settlement of such Tax Audit. If such Tax Audit relates to any taxable period, or portion thereof, beginning on or after the Closing Date or for any Taxes for which Parent is liable in full under this Agreement, Parent shall, at its expense, control the defense and settlement of such Tax Audit.

               (c) If such Tax Audit relates to Taxes for which both RMO and Parent are liable under this Agreement, to the extent practicable, such Tax items will be distinguished and each party will control the defense and settlement of Taxes for which it is so liable. If such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Closing Date and any Tax item cannot be identified as being a liability of only one party or cannot be separated from a Tax item for which the other party is liable, Parent may either elect, at its expense, to control the defense and settlement of the Tax Audit or require RMO, at his expense, to control the defense and settlement of the Tax Audit, provided that such party defends the items as reported on the relevant Tax Return and provided further that no such matter shall be settled without the written consent of both parties, not to be unreasonably withheld.
               (d) Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and shall have the right to consent to any settlement of such Tax Audit (not to be unreasonably withheld) to the extent such settlement would have an adverse effect for a period for which that party is not liable for Taxes, under this Agreement or otherwise.
          4.1.8. All Tax sharing or similar agreements that include RMO and the Company shall be cancelled prior to the Closing Date such that the Company, as the case may be, shall have no further rights or obligations under such agreements.
          4.1.9. FIRPTA Certificate. Prior to Closing, RMO or the Company shall deliver a FIRPTA Certificate to Parent.
     4.2. Employee and Benefit Matters
          4.2.1. Schedule 4.2.1 contains a list of employees who are actively employed by the Company (including individuals on vacation, short-term disability or similar leave but excluding those persons on long-term disability leave) on the date hereof who the parties agree and acknowledge will be treated as employees of the Company for purposes of this Agreement, which such Schedule 4.2.1 shall be amended as of the Closing Date to include such employees employed in positions at the Company as of the Closing Date (“Company Employees”). Schedule 4.2.1 shall also include the amount of accrued sick leave, flex time and vacation time for each of the Company Employees. From and after the Closing Date, Parent shall have the right to terminate any or all of Company Employees at will or to continue the employment of any or all of Company Employees with the Company upon terms and conditions acceptable to Parent in Parent’s sole and absolute discretion. Parent shall provide RMO with written notification at least three (3) days prior to the Closing Date of any employee who will be terminated as of the Closing Date. Each Company Employee who continues employment with the Company as of the Closing Date shall hereinafter be referred to as a “Transferred Employee.” RMO shall retain and satisfy any and all responsibility, and Parent shall have no liability or responsibility whatsoever, for any and all claims, liabilities and obligations, whether contingent or otherwise, relating to (i) any current, former or retired employee of the Company who is not a Transferred Employee, including, without limitation, any unpaid salary, wages, bonuses or other compensation or severance pay or benefits, (ii) any Transferred Employee arising out of or relating to any period, or otherwise incurred, prior to the Closing Date, including, without limitation, any unpaid salary, wages, bonuses or other compensation or severance pay, benefits or group health care coverage required by Section 4980B of the Code or Section 601 of ERISA, and (iii) the Company Plans (such claims, liabilities and obligations, collectively the “Retained Employee Liabilities”). Parent shall have no obligation to continue the employment of any Transferred Employee for any period following the Closing Date, and may terminate the employment of any Transferred Employee at will. Parent shall not receive assets from, nor be required to assume any of the liabilities of, the Member Plans.
          4.2.2. On the Closing Date, Parent shall assume all liabilities relating to each Transferred Employee’s unused flexible holiday, vacation and sick time, if any. Schedule 4.2.2 provides the vacation and sick leave policies of the Company together with accrued vacation and sick leave as of the date hereof, and Schedule 4.2.2 shall be updated within three (3) business days of Closing.
   4.3. Guaranties or Bonds
          4.3.1. After the date hereof and prior to the Closing, RMO shall not, and shall cause the Company not to, without the prior written consent of Parent, (a) enter into, issue or obtain any Guaranty or Bond (each individually, a “New Guaranty or Bond”), or (b) amend or otherwise modify any Guaranty or Bond; provided, however, that Parent shall not unreasonably withhold, delay or condition its consent to any New Guaranty or Bond which is entered into in the Ordinary Course of Business, and Parent shall not unreasonably withhold, delay or condition its consent to any amendment or other modification of any Guaranty or Bond in the Ordinary Course of Business if such amendment or other modification would not result in a breach of any provision of this Agreement; and
          4.3.2. RMO shall promptly provide Parent with a true and correct copy of any New Guaranty or Bond or amendment or other modification to a Guaranty or Bond.
   4.4. Agreement Not to Solicit Employees
     Unless otherwise consented to in writing by Parent, RMO agrees that during the Restricted Period, neither RMO nor any Non-Company Affiliate will solicit or hire away any Transferred Employee.
   4.5. Insurance Claims
     RMO shall be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims with a date of occurrence prior to the Closing, and hereby releases Parent, the Company, and their Affiliates of any responsibility or liability therefor. Parent shall be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims with a date of occurrence on or after the Closing, and hereby releases RMO of any responsibility or liabilities therefor. For purposes hereof, “Property and Casualty Claims” shall mean workers’ compensation, auto liability, general liability, products liability, professional liability, fiduciary liability, pollution liability and director and officer liability claims relating to the business of the Company and claims for damages caused to facilities of the Company generally insured under causes-of-loss — special form property and boiler and machinery insurance coverage, in each case including reported claims and incurred but not reported claims. RMO shall be solely responsible for the administration and payment of all costs associated with claims for workers’ compensation and other occupational health or injury claims of employees the Company prior to the Closing Date and for any claim filed subsequent to the Closing Date made in connection with any injury, event or occurrence taking place prior to the Closing Date.
5.	REPRESENTATIONS AND WARRANTIES OF RMO REGARDING THE COMPANY

RMO represents and warrants to Parent that:
     5.1. Organization and Good Standing of the Company; Foreign Qualifications
          5.1.1. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, USA, and has all requisite limited liability company power and authority to carry on its business as such business is currently conducted.
          5.1.2. The Company is duly licensed, registered and qualified to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in all jurisdictions in which the ownership, leasing or operation of their assets or the conduct of their business as currently conducted requires such qualification under applicable Law.
          5.1.3. RMO has heretofore made available to Parent true, correct and complete copies of the Organizational Documents, each as amended to the date hereof, of the Company.
     5.2. Capitalization of the Company
          5.2.1. As of the date of this Agreement, the Company has 100 membership units issued and outstanding. The Company Interests (a) constitute all of the issued and outstanding membership units of the Company, (b) are validly authorized and issued, fully paid, and nonassessable, and (c) will as of Closing be owned beneficially and of record entirely by RMO as set forth in Schedule 5.2.1. No Company Interests were issued in violation of any preemptive, right of first refusal or other subscription rights of any member of the Company or any other Person, and all Company Interests were offered and sold in compliance with all applicable federal, state and provincial securities Laws. There are no outstanding options, warrants, calls, commitments or plans by the Company to issue any additional membership units, or to pay any cash distribution, or to purchase, redeem or retire any outstanding membership units, nor are there outstanding any securities or obligations which are convertible into or exchangeable for membership units. There are no membership appreciation rights, phantom units or similar rights in existence with respect to the Company. No Person other than RMO owns or otherwise has any rights to any securities of the Company.
          5.2.2. The Company does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture, limited liability company or partnership, association or other legal entity.

   5.3. Financial Statements; Undisclosed Liabilities
          5.3.1. Attached hereto as Schedule 5.3.1 are true, correct and complete copies of the Financial Statements which have been generated in accordance with the books and records of the Company. Except as set forth in Schedule 5.3.1, the Financial Statements (a) have been prepared in material accordance with GAAP, and (b) fairly and accurately present in all material respects the financial position and the results of operations of the Company on a consolidated, pro forma basis as of the dates and for the periods indicated in accordance with GAAP.
          5.3.2. The Company does not have any material liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for the liabilities and obligations of the Company (a) disclosed or reserved against in the Financial Statements and the Assumed Debt as set forth on Schedule 5.3.2.1, (b) set forth in Schedule 5.3.2.2, or (c) incurred or accrued in the Ordinary Course of Business since December 31, 2008.
   5.4. Taxes
     Except as provided in Schedule 5.4: (i) the Company or RMO has timely extended or filed all Tax Returns known to the Company or RMO to be required to be filed for the Company on a separate basis and all such Tax Returns are true, correct and complete in all material respects; (ii) the Company or RMO has paid, and until the Effective Time will, within the time and in the manner prescribed by Law, pay, (or have established adequate reserves on their books and records amounts for) all Taxes known to the Company to be due and payable in respect of such Tax Returns except those being contested in good faith; (iii) the Company has withheld all amounts known to the Company to be required to be withheld from payments to employees and other third parties and have remitted such amounts to the appropriate taxing authority in accordance with applicable Laws; (iv) the Company has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document (other than normal requests to extend the time for filing a Tax Return) extending or waiving or having the effect of extending or waiving the period for assessment of any Tax that is due with respect to a Tax Return that the Company is required to file; (v) no federal, state, local or foreign Tax Audits or other administrative proceeding, discussions or court proceedings are presently in progress with regard to any Tax Returns of the Company; and (vi) there are no Liens for Taxes upon the Assets of the Company. The Company is treated for federal Income Tax purposes as “disregarded as an entity separate from its owner” pursuant to Section 301.7701-3(b)(1)(ii) of the Treasury Regulations.
   5.5. Tangible Personal Property
          5.5.1. Schedule 5.5.1 sets forth a list of all Tangible Personal Property with a cost greater than Five Thousand Dollars ($5,000.00) owned by the Company. Except as set forth in Schedule 5.5.1, the Company have good and valid title (or, in the case of leased Tangible Personal Property, a good and valid leasehold interest) to all of the Tangible Personal Property used in the operation of the business of the Company as currently conducted, in each case free and clear of any material lien except Assumed Debt.

          5.5.2. All of the Accounts Receivable shown on the Financial Statements and the Accounts Receivable constituting a part of the Assets arose in the Ordinary Course of Business in connection with bona fide transactions. Schedule 5.5.2 reflects the procedures the Company uses to collect its Accounts Receivable.
   5.6. Agreement Related to Other Instruments; Consents
     The execution, delivery and performance by the Member and the Company of this Agreement and the other documents, instruments and agreements to be entered into by the Member and the Company pursuant hereto do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or violate any provision of the Organizational Documents of the Company.
   5.7. Absence of Changes
     Since December 31, 2008 through the Effective Date, the Company has not, except as set forth in Schedule 5.7 or in the Ordinary Course of Business:
               (a) transferred, assigned or conveyed any material Assets ;
               (b) suffered any material destruction, damage or loss to any material Assets (casualty or other), whether or not covered by insurance;
               (c) except as described in Schedule 5.12 or Schedule 3.2(k), entered into any Material Contract;
               (d) except as described in Schedule 5.12 or Schedule 3.2(k), terminated or amended or suffered the termination or amendment of, failed to perform in all material respects its obligations under, or suffered or permitted any Default to exist under, any Material Contract or Real Property Lease;
               (e) caused or consented to the imposition of a material Lien on any Asset except for the Assumed Debt;
               (f) made any distributions to its members or RMO in the form of the return of capital, dividends or cash distributions;
               (g) incurred or assumed any indebtedness for borrowed money or issued any debt security except as set forth in Schedule 5.12;
               (h) waived any material right of the Company or cancelled any debt or claim held by the Company;
               (i) made any loan to any officer, director, employee or member of the Company;
               (j) increased, directly or indirectly, the compensation paid or payable to any officer, director, employee or agent of the Company except in accordance with Section

3.2(j) hereof;
               (k) hired or fired any employees of the Company or changed any such employee’s terms or conditions of employment except in accordance with Section 3.2 hereof;
               (l) taken or suffered any other act that may reasonably be expected to cause or result in a Material Adverse Effect;
               (m) received any adverse ruling or denial of any request by any Governmental Authority, including but not limited to the MPSC, WPSC, PPUC, or PUCO; or
               (n) agreed to do any of the foregoing items of this Section 5.7.
   5.8. Material Claims
     Except as set forth in Schedule 5.8, there is no litigation, suit, action, proceeding or claim pending or, to the knowledge of RMO or RMO’s counsel, any basis therefore or threat thereof against the Company that would be reasonably expected to result in a Material Adverse Effect on the Company. Except as set forth in Schedule 5.8, there is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Authority or arbitrator outstanding with respect to the Agreement or against the Company or any of the Assets.
   5.9. Permits; Compliance With Laws
     Except as set forth in Schedule 5.9 and for Environmental Matters, which are addressed exclusively in Section 5.17, to RMO’s knowledge the Company possesses all Permits that are required under applicable Law for the ownership or operation of the business of the Company as currently conducted, to RMO’s knowledge all such Permits are in full force and effect, and to RMO’s knowledge the Company is in compliance with all of the terms and conditions of such Permits. No proceeding is pending or, to RMO’s knowledge, threatened seeking the revocation, cancellation, non-renewal or limitation, in whole or in part, of any such Permit. The Company has not received any written notice from any Governmental Authority alleging violation of any applicable Law.
   5.10. Real Property
          5.10.1. The Company does not own any fee simple interest in real property other than the real property, buildings and improvements described in Schedule 5.10.1. The Company owns good, valid and marketable fee simple title to such real property, free and clear of any Lien other than the Mortgage or any other Liens that, individually or in the aggregate, could not materially adversely affect the function of such property in connection with its use in the Ordinary Course of Business. Except as set forth on Schedule 5.10.1 and except for easements, conditions and other conditions of record, no part of such real property is subject to any assignment, lease, license, sublease or other agreement granting to any Person any right to the possession, use, occupancy or enjoyment of such property. All such real property complies in all material respects with all federal, state, provincial and local Laws and all applicable private restrictions.

          5.10.2. RMO has heretofore delivered to Parent true, correct and complete copies of all leases (including all amendments thereto) of real property currently leased by the Company, a list of which is set forth in Schedule 5.10.2 (collectively, the “Real Property Leases”). Each Real Property Lease is valid and binding on the Company that is a party thereto, and on the other parties thereto, and is enforceable against the Company and the other parties thereto in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, applicable equitable principles or other similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally. Except as described in Schedule 5.10.2, the Company has performed all material obligations required to be performed by it to date under all such Real Property Leases, and neither the Company, nor any other party thereto, is in Default under any of the Real Property Leases. Except as set forth in Schedule 5.10.2 and to the knowledge of RMO, no part of the property leased pursuant to a Real Property Lease is subject to any assignment, lease, license, sublease, or other agreement granting to any Person other than as specified in such Real Property Lease any right to the possession, use, occupancy or enjoyment of such leased property.
          5.10.3. The real property listed in Schedules 5.10.1 and 5.10.2 shall collectively be referred to herein as the “Real Property”. The Real Property includes all of the Real Property used by the Company in its business operations. To RMO’s knowledge, all improvements to the Real Property are located within the boundary lines of the Real Property, and no structure, fixture, facility or improvement on any parcel adjacent to the Real Property encroaches onto any portion of the Real Property. To RMO’s knowledge, the Company has good and valuable rights of physical and legal ingress and egress to and from the Real Property from and to the public systems for all usual streets, roads and utility purposes, and to RMO’s knowledge no condition exists that would reasonably be expected to result in the termination of such ingress and egress. Except as set forth in Schedule 5.10.3 to RMO’s knowledge the Real Property and any present or proposed use of the Real Property comply with all applicable Laws and all covenants, conditions, restrictions and similar matters affecting or applicable to the Real Property. To RMO’s knowledge, the Company has obtained all Permits from Governmental Authorities (including certificates of use and occupancy, licenses and other Permits), required in connection with the construction, repair, maintenance, ownership, use and occupation of the Real Property. To RMO’s knowledge, there are no pending, or threatened condemnation, fire, health, safety, building or other land use regulatory proceedings, lawsuits or administration actions related to any portion of the Real Property and the Company has not received written notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property. Except for real property taxes with respect to the tax period in which the Closing Date occurs, all real property taxes (and applicable penalties and interest, if any) that are due and payable with respect to the Real Property have been paid or will be paid at or prior to the Closing Date. There are no outstanding options, rights of first offer, rights of refusal or similar contracts or rights to purchase the Real Property or any portion thereof or interest therein. No work, repairs, installation, construction or other services have been performed on any of the Real Property or materials supplied to the Real Property in the four (4) month period prior to the Closing Date that could give rise to a materialmen’s, mechanic’s, repair man’s, contractor’s, tax or other similar lien, or if such work, repairs, installation, construction or other services have been performed on any of the Real Property or materials supplied to the Real Property, all providers of such work or materials have been paid in full.
     5.11. Intellectual Property; Software
          5.11.1. Schedule 5.11.1 sets forth a list of all issued Patents and registered copyrights, trademarks, service marks and trade names owned or licensed by the Company and currently used in conducting its businesses in the United States or any foreign country, and the annual licensing fee to be paid by the Company for the use of such Intellectual Property, if any. The Company owns, or has the license or right to use in the United States and in any foreign country in which it conducts business, all Intellectual Property currently used and necessary to conduct the business of the Company as presently conducted, in the United States and in each foreign country where the Company uses such Intellectual Property.
          5.11.2. Schedule 5.11.2(a) sets forth a list of all Software owned or licensed by the Company, and Schedule 5.11.2(b) sets forth a list of all Software owned or licensed by any Non-Company Affiliate, which is currently used in conducting the Company business in the United States or any foreign country. Schedules 5.11.2(a) and 5.11.2(b) also set forth the annual licensing fee owed by the Company to utilize said Software. The Company own, or have the license or right to use all such Software currently used and necessary to conduct the business of the Company as presently conducted, in the United States and in each foreign country where the Company uses such Software.
          5.11.3. To the knowledge of RMO, (a) no Third Party is infringing upon, violating or interfering with or otherwise engaging in the unlawful appropriation of any right, title, interest of or the goodwill associates with any Intellectual Property which is owned by the Company, and (b) within the last three years neither the Company nor any of the Affiliates has brought or threatened a claim against any Third Party alleging that or otherwise has reason to believe that any Intellectual Property owned by the Company or any of the Affiliates is being infringed upon, violated or interfered with or unlawfully appropriated.
     5.12. Material Contracts
          5.12.1. Schedule 5.12 sets forth a true, correct and complete list, as of the date hereof, of all material Contracts (other than Real Property Leases and other than those material Contracts which will be superseded by the Contracts listed in Schedule 3.2) of the following categories (collectively, the “Material Contracts”):
               5.12.1.1. any Contract (including any confidentiality agreements) between the Company and one or more Major Customers;
               5.12.1.2. any Contract that by its terms limits or otherwise restricts the Company from engaging or competing in any line of business or in any geographic area;
               5.12.1.3. any partnership agreement, joint venture agreement or non-wholly-owned limited liability company operating agreement;

               5.12.1.4. any guaranty, surety bond or letter of credit issued or posted, as applicable, by the Company in which the Company is the guarantor, indemnitor or reimbursing party, as applicable;
               5.12.1.5. any agreement requiring payment to any Person of a commission or fee other than in the Ordinary Course of Business;
               5.12.1.6. any distributor, sales representative, independent contractor or similar agreement;
               5.12.1.7. any agreement under which the Company or any of its officers or directors are restricted from carrying on any business, or competing in any line of business, in the State where the Company does business;
               5.12.1.8. any indenture, trust agreement, loan agreement or note to which the Company is a party that involves or evidences outstanding indebtedness, obligation or liabilities for borrowed monies;
               5.12.1.9. any agreement for the disposition of a material portion of the Company’s Assets (other than the sale of inventory in the Ordinary Course of Business);
               5.12.1.10. any stand-alone indemnification agreement providing for indemnification obligations on the part of the Company;
               5.12.1.11. any agreement for the acquisition of any of the properties, securities or other ownership interest of the Company or the grant to any Person of any options, rights of first refusal, exclusive negotiation or preferential similar rights to purchase any of such Assets, properties, securities or other ownership interest; and
               5.12.1.12. any commitment or agreement to enter into or post any of the foregoing items of this Section 5.12.1.
          5.12.2. For purposes of Section 5.12.1 above, a contract will be deemed “material” if it obligates the Company to a liability in excess of Ten Thousand Dollars ($10,000.00).
          5.12.3. As of the date of this Agreement, RMO has made available to Parent true, correct and complete copies of all written Material Contracts. Each Material Contract is in full force and effect, and is valid and binding on the Company, the other parties thereto, and is enforceable against the Company and the other parties thereto in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, applicable equitable principles or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally. Except as set forth in Schedule 5.12, to RMO’s knowledge the Company has performed all material obligations required to be performed by them to date under such Material Contract, and to RMO’s knowledge neither the Company, nor any other party thereto is in Default under such Material Contract, nor to RMO’s knowledge does any condition exist that with notice or lapse of time would constitute a Default thereunder. No surety bond or letter of credit that constitutes a Material Contract has been called or drawn upon.
   5.13. Labor Matters
     Except as set forth on Schedule 5.13, within the last three (3) years, (a) the Company has not been the subject of any union activity, nor has there been any strike of any kind called against the Company, nor has there been any lockout or work stoppage involving the Company, and (b) the Company has not violated any applicable federal, state or provincial Law relating to labor or labor practices. Except as set forth on Schedule 5.13, the Company is not a party to any collective bargaining agreement.
   5.14. ERISA and Related Matters
          5.14.1. Schedule 5.14 sets forth a true, correct and complete list, as of the date hereof, of all Company Plans. RMO has made available to Parent true, correct and complete copies of the most recent summary plan descriptions, if any, with respect to the Company Plans.
          5.14.2. The Company does not contribute or have any obligation to contribute, and has not within six (6) years prior to the date of this Agreement contributed or had an obligation to contribute, to a multiemployer plan (within the meaning of Section 3(37) of ERISA) or a Benefit Plan (other than a Member Plans) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.
          5.14.3. With respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is not a Company Plan, and which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six (6) years prior to the date of this Agreement, by the Company or any corporation, trade, business, or entity under common control with the Company, within the meaning of Section 414(b), (c), or (m) of the Code or Section 4001 of ERISA, to RMO’s knowledge: (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (b) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.
          5.14.4. In connection with the consummation of the transactions contemplated by this Agreement, to RMO’s knowledge no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made hereunder, under any agreement contemplated herein, or under any Company Plan that would be reasonably likely to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.
   5.15. Guaranties or Bonds
     Schedule 5.15 sets forth a true, correct and complete list, as of the date hereof, of all Guaranties or Bonds.

   5.16. Employees
     Except as set forth on Schedule 5.16, the Company do not have any written or oral contract with any individual currently engaged, or previously engaged, in the business of the Company as an employee, independent contractor or otherwise. Schedule 5.16 sets forth a true, correct and complete list, as of the date(s) set forth therein, of the names, position and initial employment date of all current employees of the Company. No changes in such base pay for such employees have been promised or authorized by the Company, except in the Ordinary Course of Business or except as described in Schedule 5.16. Except as set forth in Schedule 5.16, there are no loans or other obligations payable or owing by the Company to any officer, director or employee of the Company, except salaries, wages, vacation pay, bonuses and salary advances and reimbursement of expenses incurred and accrued in the Ordinary Course of Business, nor are any loans or debts payable or owing by any such individuals to the Company, nor has the Company guaranteed any of such individuals’ respective loans or material obligations. The Company is not (a) delinquent in the payment to any of its employees or independent contractors any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or consultants or any Taxes or any penalty for failure to comply with any of the foregoing or (b) liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practices). RMO is not aware and the Company has not received notice that any employee or independent contractor of the Company intends to terminate his or her employment relationship or engagement with the Company. RMO is not aware and the Company has not received notice that any employee, director or officer of the Company is obligated under any contract or subject to any judgment, decree or administrative order that would conflict or interfere with (a) the performance of the Person’s duties as an employee, director or officer of the Company, or (b) the business of the Company as conducted or proposed to be conducted. Between the Effective Date and the Closing Date, no more than twenty percent (20%) of the total employees engaged by the Company shall have resigned, been terminated for any reason, or had their working hours materially reduced except in the Ordinary Course of Business.
   5.17. Environmental Matters
     Except as set forth in Schedule 5.17 to RMO’s knowledge:
          5.17.1. the Company and its respective operations are in material compliance with all applicable Environmental Laws;
          5.17.2. the Company is not subject to any pending or threatened claim, action, suit, investigation, inquiry or proceeding under any Environmental Law and there is no such action proposed or threatened;
          5.17.3. all Permits, if any, required to be obtained by the Company under any Environmental Law in connection with its respective operations as it is currently being conducted, including those relating to the management of Hazardous Substances, have been obtained by the Company, and are in full force and effect on the date hereof;
          5.17.4. there have been no releases of Hazardous Substances on any real property owned or leased by the Company in connection with the operations of the Company that requires remediation under applicable Environmental Laws;
          5.17.5. no real property formerly owned or leased by the Company in connection with the operations of the operations and the Company has been contaminated with any Hazardous Substances during or prior to such period of ownership or operation which could reasonably be expected to result in liability relating to or requiring any remediation under the applicable Environmental Laws;
          5.17.6. the Company is not subject to any order, decree, injunction or other arrangement with any Governmental Authority or any agreement with any third party pursuant to which the Company is indemnifying any third party for liability under any Environmental Laws; and
          5.17.7. RMO and the Company shall make available to Parent on a confidential basis all environmental site assessment reports, studies and related documents in the possession of the Company, RMO or any Non-Company Affiliate and relating to environmental matters in connection with operation of the Assets.
   5.18. Insurance Coverage
     Schedule 5.18 sets forth a true, correct and complete summary of all Company Insurance Policies applicable to the Company and any surety bonds (if applicable) covering the Company, the Assets, the business of the Company, and the employees of the Company, other than any such insurance policies related to Benefit Plans. There is no claim by the Company pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms and conditions of all such policies and bonds. To the knowledge of RMO, there is no threatened termination of such policies and bonds.
   5.19. Governmental Filings: No Violations
          5.19.1. Except as disclosed on the attached Schedule 5.19, to RMO’s knowledge no notices, reports or other filings are required to be made by RMO or the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by RMO or the Company from, any Governmental Authority in connection with the execution and delivery of this Agreement by RMO or the Company and the consummation of the transactions contemplated hereby, except those that the failure to make or obtain would not have a Material Adverse Effect.
          5.19.2. Subject to the filings, registrations, consents, approvals, permits, authorizations and/or notices referred to in Schedule 5.19 and/or in Schedule 6.2, RMO’s and the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute or result in (i) a breach or violation of any provisions of the Organizational Documents of the Company, (ii) a breach or violation of any Law of any Governmental Authority by which the Company is bound or (iii) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of a Lien on the assets of the Company (with or without notice, lapse of time or both) pursuant to, any Contract binding upon the Company, except, in the case of clauses (ii) and (iii) above, for any breach, violation, default, acceleration or creation that would not have a Material Adverse Effect.
     Except as disclosed on the attached Schedule 5.19, neither the RMO nor the Company needs to provide any notice to, or obtain any Permits from any Governmental Authority for the consummation of the transactions contemplated by this Agreement.
   5.20. Accounts Receivable
     Schedule 5.20 sets forth a true and correct list of all Accounts Receivable of the Company as of the end of the business day on April 28, 2009. All Accounts Receivable represent valid obligations and to RMO’s knowledge are not subject to any set offs or counterclaims. All Accounts Receivable and all Accounts Receivable arising between the Effective Date and the Closing Date are owned by the Company. Except as set forth in Schedule 5.20, no Account Receivable has been outstanding for more than sixty (60) days. To RMO’s knowledge, the Company has not received written notice from an account debtor stating that any Account Receivable in an amount in excess of Ten Thousand Dollars ($10,000.00) is subject to any contest, claim or set off by such account debtor. No discount or allowance from any Account Receivable has been made or agreed to.
   5.21. Gratuitous Payments
     Neither the Company, nor any of the directors, members, executives, independent contractors or employees of the Company, nor any agents acting on behalf of or for the benefit of the Company, directly or indirectly, has (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers or third party payors of the Company, or potential customers of the Company in order to obtain business from such customers, other than standard pricing or discount arrangements consistent with proper legal and business practices, (ii) given, or agreed to give, or is aware that there has been made, or that there is an agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer, third party payor, supplier, source of financing, landlord, sub-tenant, licensee or anyone else other than in connection with promotional or entertainment activities consistent with proper legal and business practices, (iii) made, or has agreed to make, or is aware that there has been made, or that there is any agreement to make, any illegal political contribution or gift, or any contributions, payments or gifts of its funds or property to, or for the private use of, any governmental official, employee or agent, where either the contribution, payment or gift or the purpose of such contribution, payment or gift is illegal under the laws of the United States, or under the laws of any state thereof or any other jurisdiction (foreign or domestic) under which such payment or gift was made, (iv) established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason or (v) made, or has agreed to make, or is aware that there has been made, or that there is any agreement to make, any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payments. No notice or claim inconsistent with the representations in this Section 5.21 has been received by the Company.
   5.22. Disclosures
     Neither this Agreement, nor any other agreement entered into pursuant to the transactions contemplated by this Agreement, nor any schedule, exhibit, report, document, certificate or instrument prepared by and furnished by the Company and RMO to Parent or its counsel in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading except to the extent that any such statement or omission will not be reasonably likely to have a material effect on the business, financial condition, prospects, or operation of the Company or Assets.
   5.23. Litigation
     Except as set forth in Schedule 5.8, there is no action, suit or proceeding at law or in equity against the Company pending, or to the knowledge of RMO, threatened, which (a) relates to or involves uninsured amounts of more than $5,000, (b) would, if decided adversely to RMO or the Company, prohibit the transactions contemplated by this Agreement or (c) is reasonably likely to have a Material Adverse Effect. The Company has not been permanently or temporarily enjoined or barred by order, judgment or decree requiring the Company to take, or refrain from taking, action with respect to its business.
   5.24. Brokers and Finders
     No broker or finder has been retained or employed by RMO or the Company in connection with the transactions contemplated in this Agreement. The Company does not have, and will not have, any financial obligation to any broker or finder.
   5.25. Regulatory Proceedings
     As of the date hereof, the Company, (a) has no rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Authority or on appeal to the Courts or (b) is not a party to any proceeding before a Governmental Authority or on appeal from orders of a Governmental Authority which, in each case, has resulted or would reasonably be expected to result in orders have a Material Adverse Effect.
6.	REPRESENTATIONS AND WARRANTIES OF RMO REGARDING THE COMPANY AND THE COMPANY INTERESTS

     RMO represents and warrants to Parent that except as otherwise set forth in this Agreement:
   6.1. Power and Authority; Enforceability
     RMO and the Company have all requisite power and authority to execute and deliver this Agreement and the other documents, instruments and agreements to be entered into by it pursuant hereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by RMO and the Company, and, on the Closing Date, all other agreements to be entered into by RMO and the Company pursuant hereto will have been duly and validly executed and delivered by RMO and the Company. This Agreement is, and each and every agreement, document and instrument provided for herein to be executed and delivered and to which RMO and the Company are a party will be, when executed and delivered by the parties thereto, valid and binding on RMO and the Company and enforceable against RMO and the Company in accordance with its respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally.
   6.2. No Violation or Conflict by RMO or the Company
     Except as set forth in Schedule 6.2, the execution, delivery and performance by RMO and the Company of this Agreement and each and every other agreement, document and instrument to be entered into by RMO and the Company pursuant hereto do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, constitute an occurrence of a Default or require the consent or approval of any Person under any provision of any Material Contract to which RMO or the Company are a party or by which they are bound.
   6.3. RMO and the Company Governmental Approvals
     Except as set forth in Schedule 5.19, the execution, delivery and performance by RMO and the Company of this Agreement, and the other documents, instruments and agreements to be entered into by RMO and the Company pursuant hereto, do not and will not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate any consent, judgment, order or decree or any applicable rule or regulation of any Governmental Authority to which RMO, the Company or any Non-Company Affiliate is a party or is subject to, (b) require of RMO, the Company or any Non-Company Affiliate a filing or registration with any Governmental Authority, or (c) require RMO, the Company or any Non-Company Affiliate to obtain any consent, approval, Permit, certificate or order of any Governmental Authority under applicable Law or by any applicable consent, judgment, order or decree or any applicable rule or regulation of any Governmental Authority.
   6.4. Title to the Company Interests
     As of the Closing Date, RMO will collectively own, beneficially and of record, all of the shares of Company Interest free and clear of any and all Liens except as set forth on Schedule 6.4. There are no outstanding subscriptions, options, warrants, rights of first refusal or other agreements or commitments, other than this Agreement, obligating RMO to transfer, or granting an option or right by RMO to any Person to purchase or acquire from RMO the Company Interests or any other securities of the Company.
   6.5. Litigation Against RMO or the Company
     Except as set forth in Schedule 6.5, to RMO’s knowledge there is no litigation, suit, action, proceeding, claim or investigation pending or, to the knowledge of RMO, proposed or threatened against RMO or the Company that (a) affects RMO, any Non-Company Affiliate, the Company, or the Assets, and could, individually or in the aggregate, if pursued or resulting in a judgment against RMO, reasonably be expected to materially adversely effect on the ability of RMO to consummate the transactions described herein, or (b) seeks restraint, prohibition, or other injunctive relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Authority or arbitrator outstanding against RMO or the Company with respect to this Agreement.
   6.6. Taxes
     RMO has (i) timely extended or filed all Income Tax Returns known to RMO to be required to be filed with respect to the Company and all such Income Tax Returns are true, correct and complete in all material respects; (ii) paid, and until the Effective Time will, within the time and in the manner prescribed by Law, pay, all Income Taxes known to RMO to be due and payable in respect of such Income Tax Returns related to the Company except those being contested in good faith; (iii) RMO has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document (other than normal requests to extend the time for filing a Income Tax Return) extending or waiving or having the effect of extending or waiving the period for assessment of any Income Tax that is due with respect to a Income Tax Return related to the Company and is required to file; (iv) no federal, state, local or foreign Income Tax Audits or other administrative proceeding, discussions or court proceedings are presently in progress with regard to any Income Tax Returns related to the Company; and (v) there are no Liens for Income Taxes upon the Assets of the Company. RMO acknowledges that the Company is treated for federal Income Tax purposes as “disregarded as an entity separate from its owner” pursuant to Section 301.7701-3(b)(1)(ii) of the Treasury Regulations.
   6.7 Investment
     RMO is receiving the Parent Common Stock as the Merger Consideration pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and has made, independently and without reliance on Parent (except to the extent that RMO has relied upon the representations and warranties of Parent contained herein), his own analysis of Parent Common Stock, and RMO has had reasonable and sufficient access to such documents and other information and materials as he considers appropriate to make his necessary evaluation. RMO is acquiring Parent Common Stock solely for his own account for investment and not with a view to or for the distribution thereof. RMO acknowledges that Parent Common Stock to be issued to him in connection with the Mergers is not registered under the Securities Act of 1933, as amended, and that such Parent Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom. RMO is able to bear the economic risk of his investment in Parent Common Stock pursuant to this Agreement, and has sufficient knowledge and experience in financial and business matters in that he is capable of evaluating the merits and risks of the acquisition of Parent Common Stock, and RMO is able to financially bear the risk thereof.
7.	REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent represents and warrants to RMO and the Company that:
   7.1. Organization and Standing
     Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Montana.
   7.2. Corporate Power and Authority; Enforceability
     Parent has all requisite corporate power and authority to execute and deliver this Agreement and the other documents, instruments and agreements to be entered into by it pursuant hereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and each and every other agreement, document and instrument to be executed, delivered and performed by Parent in connection herewith have been duly authorized and approved by all requisite corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent, and, on the Closing Date, all other agreements to be entered into by Parent pursuant hereto will have been duly and validly executed and delivered by Parent. This Agreement is, and each and every agreement, document and instrument provided for herein to be executed and delivered and to which Parent is a party will be, when executed and delivered by the parties thereto, valid and binding on Parent, and enforceable against Parent in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally.
   7.3. No Violation or Conflict by Parent
     Except as set forth in Schedule 7.3, the execution, delivery and performance by Parent of this Agreement and each and every other agreement, document and instrument to be entered into by Parent pursuant hereto do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or violate any provisions of the articles of incorporation or the bylaws of Parent, or constitute an occurrence of Default or require the consent or approval of any Person under any provision of any contract or agreement to which Parent is a party or by which it is bound.
   7.4. Parent Governmental Approvals
     Except as set forth in Schedule 7.4, the execution, delivery and performance by Parent of this Agreement, and the other documents, instruments and agreements to be entered into by

Parent pursuant hereto, do not and will not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate any consent, judgment, order or decree or any rule or regulation of any Governmental Authority to which Parent or any Affiliate of Parent is a party or is subject to, (b) require of Parent or any Affiliate of Parent a filing or registration with any Governmental Authority, or (c) require Parent or any Affiliate of Parent to obtain any consent, approval, Permit, certificate or order of any Governmental Authority under applicable Law or by any applicable consent, judgment, order or decree or any applicable rule or regulation of any Governmental Authority.
   7.5. Litigation Against Parent
     There is no litigation, suit, action, proceeding, claim or investigation pending or, to the knowledge of Parent, proposed or threatened against Parent that (a) affects Parent or any Affiliate of Parent and could, individually or in the aggregate, if pursued or resulting in a judgment against Parent or such Affiliate, reasonably be expected to materially adversely effect the ability of Parent to consummate the transactions described herein, or (b) seeks restraint, prohibition, or other injunctive relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Authority or arbitrator outstanding against Parent with respect to this Agreement.
   7.6. Purchase for Investment
     Parent is acquiring the Company Interests pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and has made, independently and without reliance on RMO (except to the extent that Parent has relied upon the representations and warranties of RMO contained herein), its own analysis of the Company Interest, the Company and the Assets for the purpose of acquiring the Company Interests, and Parent has had reasonable and sufficient access to such documents and other information and materials as it considers appropriate to make its necessary evaluation. Parent is acquiring the Company Interests solely for its own account for investment and not with a view to or for the distribution thereof. Parent acknowledges that the Company Interests are not registered under the Securities Act of 1933, as amended, and that none of the Company Interests may be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom. Parent is able to bear the economic risk of its investment in the Company Interests pursuant to this Agreement, and has sufficient knowledge and experience in financial and business matters in that it is capable of evaluating the merits and risks of the acquisition of the Company Interests, and Parent is able to financially bear the risk thereof.
   7.7. Knowledge of Inaccuracies
     Parent shall promptly notify RMO and the Company if at any time prior to the Closing Parent acquires knowledge of any inaccuracy in any of the representations made by the RMO in this Agreement, provided, however, that Parent’s failure to inform RMO shall not be considered a breach hereunder.

   7.8. Investigations
     Parent acknowledges that it has been furnished with and has an opportunity to read this Agreement to which it is a party and all materials relating to the Company and the Assets that have been requested by Parent. Parent further acknowledges that it has been given ample opportunity to ask questions and request information of, and receive answers from RMO concerning the Company and the Assets, including but not limited to information relating to the business, finances, operations and prospects of the Company.
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT
     The obligations of Parent to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Parent for purposes of consummating the Merger and such other transactions:
   8.1. Representations True at the Closing
     The representations and warranties made by RMO or of RMO on behalf of the Company in this Agreement shall be true and correct in all material respects when made, and immediately prior to the Closing with the same force and effect as though such representations and warranties had been made as of such time.
   8.2. Covenants of RMO
     RMO and the Company shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by them respectively on or prior to the Closing pursuant to the Agreement, and a duly authorized officer of the Company, and RMO himself shall have delivered to Parent a certificate in the form attached hereto as Exhibit A dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 8.1.
   8.3. No Injunction, Etc.
     No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened by any Person other than Parent or any Affiliate of Parent before any court or Governmental Authority to enjoin, restrain, or prohibit the consummation of the Merger or the transactions contemplated hereby.
   8.4. Consents, Approvals and Waivers
     RMO and the Company’s execution and delivery of this Agreement and consummation of the transactions contemplated hereby shall have been approved by (a) all Governmental Authorities, (b) all of RMO and the Company’s lenders whose approval is required under any applicable loan documents, and (c) Parent’s lenders, LaSalle Bank N.A. and the holders of those current unsecured bond debt notes due June 29, 2017, but only if such lender approvals are required under the applicable loan documents, and no such approvals, independently or in the aggregate, shall have resulted in a Material Adverse Effect on the regulatory treatment of the

Company. In addition, this Agreement shall have been approved by the special committee of the board of directors of Parent, the board of directors of Parent (other than Richard M. Osborne in his individual capacity, and Thomas J. Smith), and Parent’s shareholders. Either (i) Parent shall have received a true, correct and complete copy of each consent, approval, waiver and agreement required to be obtained by RMO and the Company no later than the Closing pursuant to Section 3.3, or (ii) if RMO and the Company were unable to obtain such consent, approval, waiver or agreement after having complied with their obligations under Section 3.3, RMO shall have obtained for, or provided Parent with, in a form reasonably acceptable to Parent, the economic practical benefit to Parent as if such consent, approval, waiver or agreement had been received.
   8.5. Absence of Material Adverse Effect
     No Material Adverse Effect that is not as of the Effective Date hereof contained in a schedule shall have occurred between the Effective Date and the Closing Date.
   8.6 Consummation of Mergers pursuant to the Other Merger Agreement
     The mergers and other transactions contemplated by the Other Merger Agreement shall have been consummated.
9.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF RMO AND THE COMPANY
     The obligations of RMO and the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by RMO and the Company for purposes of consummating the Merger and such other transactions:
   9.1. Representations True at Closing
     The representations and warranties made by Parent in this Agreement shall be true and correct in all material respects when made, and immediately prior to the Closing with the same force and effect as though such representations and warranties had been made on and as of such time.
   9.2. Covenants of Parent
     Parent shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing pursuant to the Agreement, and the President of Parent shall have delivered to RMO and the Company a certificate in the form attached hereto as Exhibit B dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 9.1.
   9.3. No Injunction, Etc.
     No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened by any Person other than RMO, the Company or any Non-Company Affiliate before any court or Governmental Authority to enjoin, restrain or prohibit the consummation of the Merger and the transactions contemplated hereby.
   9.4. Consents, Approvals and Waivers
     Parent’s execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby shall have been approved by (a) the special committee of the board of directors of Parent, the board of directors of Parent (other than Richard M. Osborne in his individual capacity, and Thomas J. Smith), and approval by Parent’s shareholders, (b) all Governmental Authorities whose approvals are required by Law, (c) Parent’s lenders, LaSalle Bank N.A. and the holders of those current unsecured bond debt notes due June 29, 2017, but only if such lender approvals are required under the applicable loan documents, and (d) all of RMO’s and the Company’s lenders whose approval is required under any applicable loan documents. RMO and the Company shall have received a true, correct and complete copy of each consent, approval, waiver and agreement required to be obtained by Parent no later than the Closing pursuant to Section 3.3. RMO’s and the Company’s execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby shall have been approved by all Governmental Authorities whose approvals are required by Law, except for any such approval which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of RMO and the Company to consummate the Merger and the transactions described herein.
   9.5 Consummation of Mergers pursuant to the Other Merger Agreement
     The mergers and other transactions contemplated by the Other Merger Agreement shall have been consummated.
10.	TRANSACTIONS AT CLOSING
   10.1. Transactions at Closing
     At the Closing, each of the following shall occur:
          10.1.1. RMO’s and the Company’s Performance. At the Closing, RMO and the Company shall deliver to Parent each of the following:
               10.1.1.1. all certificates representing the Company Interests or, if applicable, replacement certificates together with lost certificate affidavits and indemnifications (in form and substance reasonably acceptable to Parent), duly endorsed for transfer or accompanied with executed blank stock powers (in form and substance reasonably acceptable to Parent), together with a new certificate representing such shares issued in the name of Parent;
               10.1.1.2. original stock ledgers, articles of incorporation, certificates of incorporation, charters, certificates of formation, bylaws, joint venture agreements, partnership agreements, limited liability company operating agreements, and board of directors’, and members’ minutes of the Company;
               10.1.1.3. the certificate of RMO as described in Section 8.4;

               10.1.1.4.    evidence of the consents, approvals, waivers and agreements described in Section 8.4 in a form reasonably satisfactory to Parent;
               10.1.1.5.   certificate of existence or good standing of the Company, as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of its respective incorporations or formations and the jurisdictions in which each is qualified to do business;
               10.1.1.6.    resignations, or evidence of termination of his or her office, by each director, manager, and officer of the Company, unless otherwise agreed by the parties;
               10.1.1.7.   such other evidence of the performance of all covenants and satisfaction of all conditions required of RMO or the Company by this Agreement, at or prior to the Closing, as Parent may reasonably require;
               10.1.1.8. all books and records relating to the operation of the Company, including but not limited to all such electronic records, files, ledgers and other documentation reasonably required by Parent in connection with the ongoing operation of the Company; and
               10.1.1.9. any acknowledgments or consents of any lender’s of Assumed Debt.
     10.1.2. Parent’s Performance. At the Closing, Parent shall deliver to RMO each of the following:
               10.1.2.1.   the certificate of the President of Parent described in Section 9.2;
               10.1.2.2.   certificates of existence or good standing of Parent and the Acquisition Sub, as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of its incorporation;
               10.1.2.3.   Secretary or Assistant Secretary certified copies of resolutions of the board of directors of Parent approving the transactions contemplated by this Agreement;
               10.1.2.4.   Secretary or Assistant Secretary certificates of incumbency for the officers of Parent who sign on behalf of Parent this Agreement and any other documents, instruments or agreements to be entered into by Parent pursuant hereto;
               10.1.2.5.     such other evidence of the performance of all covenants and satisfaction of all conditions required of Parent by this Agreement, at or prior to the Closing, as RMO or the Company may reasonably require; and
               10.1.2.6. a receipt of Parent evidencing Parent’s receipt of the Company Interests.
11. SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION

     11.1. Survival of Representations, Warranties and Agreements
               11.1.1. All representations, warranties, covenants, indemnities and obligations made or undertaken by RMO in this Agreement are material, have been relied upon by Parent and shall survive the Closing hereunder as set forth in Section 11.5, and shall not merge in the performance of any obligation by any party hereto.
               11.1.2. All representations, warranties, covenants, indemnities and obligations made or undertaken by Parent in this Agreement are material, have been relied upon by RMO and shall survive the Closing hereunder as set forth in Section 11.5, and shall not merge in the performance of any obligation by any party hereto.
     11.2. Agreements to Indemnify Parent Indemnitees
               11.2.1. Subject to the other provisions of this Section 11 and subject to Section 5.25, RMO hereby agrees to indemnify and hold harmless Parent, each Affiliate of Parent, their respective directors and officers, and their respective successors and assigns (collectively, “Parent Indemnitees”), from and against any and all liability, obligation, loss, Lien, damage, injury, cost and expense (including reasonable attorneys’ fees and costs and expenses related thereto) (collectively, “Losses”) suffered or incurred by any Parent Indemnitee arising from: (a) any material breach of any indemnity, covenant, representation or warranty of RMO contained in this Agreement, (b) any misrepresentation in the certificate delivered at the Closing pursuant to Section 8.2, (c) the Member Plans, (d) all Taxes of the Company (including Taxes of any other Person for which the Company is liable under Treasury Regulation section 1.1502-6 or similar provision of foreign, state or local law) for periods (or portions thereof) ending on or prior to the Closing Date to the extent such Taxes exceed the Accrued Tax Liability; or (e) any Scheduled Claim, which claims the parties acknowledge and agree that RMO has acknowledged his duty to defend in accordance with Section 11.6.2 and, thereby, RMO has a right to control the defense of in accordance with the provisions of Section 11.6.2
               11.2.2. For all purposes of this Section 11, after the Closing, any Loss suffered or incurred by the Company arising from any breach of any indemnity, covenant, representation or warranty by RMO referenced in Section 11.2.1 shall be deemed suffered and incurred by Parent for purposes of such Section 11.2.1, and Parent shall be entitled to seek indemnification under such Section 11.2.1 against RMO alone for any such Loss.
     11.3. Agreements to Indemnify the RMO Indemnitees
     Subject to the other provisions of this Section 11, Parent hereby agrees to indemnify and hold harmless RMO, each Non-Company Affiliate, their respective directors and officers, and their respective successors and assigns (collectively, the “RMO Indemnitees”), from and against all Losses suffered or incurred by any RMO Indemnitee arising from: (a) any material breach of any indemnity, covenant, representation, or warranty of Parent contained in this Agreement, (b) any misrepresentation in the certificate delivered at the Closing pursuant to Section 9.2, or (c) any Taxes incurred as a result of any transaction engaged in by the Company after the Closing.

   11.4. Recoveries
     The determination of the amount of any Loss for purposes of this Section 11 shall take into account the amount of insurance proceeds payable with respect thereto pursuant to any Third Party insurance policy, but only to the extent such amounts are actually paid to the Indemnified Party.
   11.5. Survival
          11.5.1. All claims by a Parent Indemnitee for indemnification pursuant to this Section 11 resulting from breaches of representations or warranties herein shall be forever barred unless RMO is notified:
               11.5.1.1.   in the case of a claim based upon a breach of Section 5.4 with respect to any taxable period ending on or prior to the Closing Date, within the statutory period of limitations (including any extensions thereof), unless such claim is raised by the taxing authority by way of an offset against any claim or suit for refund by or on behalf of the Company, or pursuant to the mitigation provisions contained in the Code or any applicable statutes, in which case a claim may be made within one (1) year after such offset or assessment; or
               11.5.1.2. in all other cases within eighteen (18) months after the Closing Date; provided that if written notice for a claim of indemnification has been given by Parent pursuant to Section 11.6.1 on or prior to the last day of the foregoing 18-month period, then the obligation of RMO to indemnify any Parent Indemnitee pursuant to this Section 11 shall survive with respect to such claim until such claim is finally resolved; provided, further, however, that claims based upon a breach of Section 5.2.1, Section Error! Reference source not found., the first three sentences of Section 6.1, or Section 6.4 may be brought at any time within the statute of limitations that applies to such claim or claims.
          11.5.2. All claims by a RMO Indemnitee for indemnification pursuant to this Section 11 resulting from breaches of representations or warranties herein shall be forever barred unless Parent is notified within eighteen (18) months after the Closing Date; provided that if written notice for a claim of indemnification has been given by RMO on behalf of any RMO Indemnitee pursuant to Section 11.6.1 on or prior to the last day of the foregoing twelve (12) month period, then the obligation of Parent to indemnify any RMO Indemnitee pursuant to this Section 11 shall survive with respect to such claim until such claim is finally resolved; provided, further, however, that claims based upon a breach of the first three sentences of Section 7.2 may be brought at any time within the statute of limitations that applies to such claim or claims.
   11.6. Notice and Defense of Actions
     The obligations and liabilities of each Indemnifying Party hereunder shall be subject to the following terms and conditions:
               11.6.1. Notice. Except with respect to any Scheduled Claim, the Indemnified Party shall give written notice to the Indemnifying Parties promptly after it becomes aware of any claim, action or proceeding (each, an “Action”) as to which indemnity may be sought under this Section 11; provided that in any event, the Indemnified Parties shall give written notice of an Action within thirty (30) days after being served with the related process or legal proceeding. Such notice shall state the nature and basis of such claims or events and the amounts thereof, to the extent known, and shall attach copies of any complaint, demand or arbitration notice received by the Indemnified Party. Such notice shall be given in accordance with Section 13.1. The failure of the Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of any obligation under this Section 11 only if and to the extent that such failure materially prejudices the ability of the Indemnifying Party to defend such Action, and such failure shall in no event relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party otherwise under this Section 11.
          11.6.2. Defense of Actions.
               11.6.2.1.   (a)  Except with respect to any Scheduled Claim, in the event that the Indemnifying Parties acknowledge in writing a duty to defend with respect to such Action, the Indemnifying Parties shall have the right, at their expense, to control the defense of any such Action. If the Indemnifying Parties wish to control the defense of such Action, they shall deliver written notice thereof to the Indemnified Parties within sixty (60) days after receipt of the notice described in Section 11.6.1. After such notice, the Indemnifying Parties shall engage independent internal or external legal counsel (and reasonably acceptable to the Indemnified Parties) to assume the defense of such Action; provided, however, that the Indemnified Party may also participate in such defense, at its own expense; and provided, further, that any Indemnifying Party shall not be entitled to assume the defense or control of any Action if (i) the Indemnifying Party fails to acknowledge its duty to defend as set forth in the preceding sentence, (ii) the Indemnified Party agrees, in writing, to assume the defense of such Action and forego any indemnity claimed under this Section 11, (iii) in the reasonable opinion of legal counsel for the Indemnified Party, such Action involves the potential imposition of a criminal liability on the Indemnified Party, its directors, officers, employees or agents, (iv) in the reasonable opinion of legal counsel for the Indemnified Party, an actual or potential conflict of interest exists where it is advisable for such Indemnified Party to be represented by separate legal counsel, or (v) with respect to Parent only, failure to stay the enforcement of such Action will result in the imminent risk of sale, forfeiture or loss of all or any material portion of the Assets or a material disruption in the operation of the acquired business. In the circumstances identified in the foregoing subsections 11.6.2(a)(i) through (v), the Indemnified Party shall be entitled to control and assume responsibility for the defense of such Action, at the cost and expense of the Indemnifying Party. The Indemnifying Party may, in any event, participate in such proceedings at its own cost and expense.
                    (b) With respect to any Scheduled Claim, RMO shall have the right and obligation, at his expense, to control the defense of such Scheduled Claim. Parent also may participate in such defense, at its own expense. RMO shall have the right to select and engage internal or external legal counsel (which shall be reasonably acceptable to Parent if selected and engaged after the date of this Agreement) to assume the defense of such Scheduled Claim. From and after the Effective Date, the cost of the defense of all Scheduled Claims and any claims that arise or are filed between the Effective Date and the Closing Date shall be borne by the Parent provided, however, the cost of the defense of any claims that arise after the date of this Agreement, but before the Closing Date, shall be borne by RMO.

               11.6.2.2.   The Indemnifying Party, in the defense of any such Action, shall have the right in its sole discretion to settle such Action only if (a) settlement involves only the payment of money and execution of appropriate releases of the Indemnified Party and its Affiliates, as the case may be, (b) there is no finding or admission of any violation of Law or violation of the rights of any Person by the Indemnified Party or its Affiliates, as the case may be, and (c) the Indemnified Party or its Affiliates, as the case may be, will have no liability with respect to such compromise or settlement. Otherwise, no such Action shall be settled or agreed to without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned). If the Indemnified Party withholds, delays or conditions its consent in an unreasonable manner, the Indemnified Party shall not be entitled to indemnification under this Section 11 for any Loss in excess of the amount for which the Action could reasonably have been compromised but for such withholding, delay or conditioning of consent.
               11.6.2.3.   Except with respect to any Scheduled Claim, in the event that the Indemnifying Parties shall not agree in writing to assume the defense of such Action or in the event the Indemnified Party assumes control of such Action pursuant to Section 11.6.2, the Indemnified Parties may engage internal or external legal counsel acceptable to them to assume the defense and may contest, pay, settle or compromise any such Action on such terms and conditions reasonably acceptable to the Indemnified Parties. If the Indemnifying Parties are obligated to indemnify the Indemnified Parties in respect to such Action under this Agreement, the fees and expenses of such counsel retained by the Indemnified Parties shall constitute litigation expenses subject to indemnification under this Section 11.
               11.6.2.4.   In the defense of any Action, regardless of who is in control, the Indemnified Parties and the Indemnifying Parties shall fully cooperate in good faith in connection with such defense and shall cause their legal counsel, accountants and Affiliates to do so, and shall make available to the other party all relevant books, records, and information (in such Person’s control) during normal business hours, and shall furnish to each other, at the Indemnifying Party’s expense, such other assistance as the other party may reasonably require in connection with such defense.
   11.7. Exclusive Remedy
     Except for remedies that cannot be waived as a matter of law and remedies available for breaches under Section 13.2, the indemnification obligations under this Section 11 shall be the sole and exclusive remedies of the parties hereto with respect to any breach of any representation, warranty, covenant, indemnity, or agreement under this Agreement or any certificate delivered pursuant hereto by any party hereto, except that nothing contained herein shall be construed as limiting or impairing the rights and remedies that the parties hereto may have at equity for injunctive relief and specific performance, including such equitable remedies with respect to enforcement of rights and obligations under Sections 2, 3.4.2, 4.3, 4.4 and 4.5.
   11.8. Treatment
     All indemnification payments under this Agreement shall be treated as adjustments to the Merger Consideration.

12. TERMINATION
   12.1. Method of Termination
     This Agreement constitutes the binding and irrevocable agreement of the parties hereto to consummate the transactions contemplated hereby subject to the terms and conditions contained herein, the consideration for which is the covenants set forth in Sections 2, 3 and 4, and expenditures and obligations incurred and to be incurred by Parent, on the one hand, and by RMO and the Company, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:
          12.1.1. By the unanimous written consent of RMO and Parent, notwithstanding prior approval (if any) by the board of directors of either Parent or the Company;
          12.1.2. If any condition to the Closing under Sections 8 and 9 has not been satisfied (or waived) by 5:00 p.m. on the one (1) year anniversary of the Effective Date or at such other time and date as may be mutually agreed upon by the parties in writing, RMO may terminate this Agreement by written notice given to Parent if RMO has neither (a) proximately contributed to the occurrence of the failure to satisfy the conditions set forth in Sections 8 and 9 by such date, nor (b) failed to use its commercially reasonable efforts to satisfy the conditions set forth in Sections 8 and 9;
          12.1.3. If any condition to the Closing under Sections 8 and 9 has not been satisfied (or waived) by 5:00 p.m. on the one (1) year anniversary of the Effective Date or at such other time and date as may be mutually agreed upon by the parties in writing, Parent may terminate this Agreement by written notice given to RMO and the Company if Parent has neither (a) proximately contributed to the occurrence of the failure to satisfy the conditions set forth in Sections 8 and 9 by such date, nor (b) failed to use its commercially reasonable efforts to satisfy the conditions set forth in Sections 8 and 9; or
          12.1.4. By either RMO or Parent if (a) there shall be any Law that makes consummation of the transactions contemplated herein illegal or otherwise prohibited; or (b) any judgment, injunction, order or decree permanently enjoining any of the parties hereto from consummating the transactions contemplated herein is entered and such judgment, injunction, order or decree shall become final and non-appealable.
Notwithstanding anything in this Section 12.1 to the contrary, no party hereto that is in breach of a material obligation under this Agreement shall be entitled to terminate this Agreement except with the prior written consent of the other party hereto.
     12.2. Procedure and Effect of Termination
          12.2.1. In the event of a termination by any party pursuant to and in accordance with Section 12.1, such terminating party shall give prompt written notice thereof as provided therein to the other party, and the transactions contemplated hereby shall be abandoned and terminated, without further action by any of the parties hereto, except as provided in Section 12.2.1.

          12.2.2. In the event of a termination pursuant to Section 12.1:
               12.2.2.1.   All filings, applications and other submissions relating to the consummation of the transactions contemplated herein shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made; and
               12.2.2.2.   No party hereto, or any of its Affiliates, nor any shareholder, member, partner, director, officer, employee, or agent of any such party or any of its Affiliates, shall have any liability or further obligation to any other party hereto or any of its Affiliates, nor to any shareholder, member, partner, director, officer, employee, or agent of such other party or any of its Affiliates pursuant to this Agreement, except (a) that the provisions of Sections 3.4.2, 12.2, 13.2, and 13.3 (and associated defined terms) shall survive any such termination and not be extinguished thereby, provided that the provisions of Section 3.4.2 shall terminate on the later of the second anniversary of such termination or the date the Confidential Information loses its status as a trade secret or no longer qualify as confidential under applicable Law; and (b) any party hereto nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by the other party hereto of any agreement, covenant, indemnity, representation or warranty contained in this Agreement that occurs prior to the termination.
13. GENERAL PROVISIONS
   13.1. Notices
     All notices, demands and requests hereunder by any party hereto to the other party hereto shall be in writing, and shall be delivered by hand, nationally recognized overnight courier, facsimile, or registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:
13.1.1. If to RMO:
Richard M. Osborne
8500 Station St., Suite 113
Mentor, OH 44060
Facsimile No. (440) 255-8645
and copies to legal counsel to RMO:
Dworken & Bernstein Co., LPA
60 South Park Place
Painesville, OH 44077
Attn: Melvyn E. Resnick and Jodi Littman Tomaszewski
Facsimile No.: (440) 352-3469
13.1.2. If to Parent:

Energy West Incorporated
P.O. Box 2229
Great Falls, MT 59403
Attn: Kevin Degenstein, President and Chief Operating Officer
Facsimile No.: (406) 791-7560
and copies to legal counsel to Parent:
Kohrman, Jackson & Krantz., PLL
1375 E. Ninth Street
One Cleveland Center
Twentieth Floor
Cleveland, Ohio 44114
Attn: Marc Krantz
Facsimile No.: (216) 621-6536
and
McCarthy, Lebit, Crystal & Liffman Co., L.P.A.
101 West Prospect Avenue, Suite 1800
Cleveland, Ohio 44115-1088
Attn: Kenneth B. Liffman
Facsimile No. (216) 696-1210
          13.1.3. If delivered by hand or nationally recognized overnight courier, the day on which a notice, demand or request is delivered shall be the date on which such delivery is made, if delivered by facsimile, the day upon which sender receives from its facsimile machine the correct answerback of the addressee and confirmation of uninterrupted transmission by a transmission report or the recipient confirming by telephone to the sender that the recipient has received the facsimile message shall be the date on which such delivery is made (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), and, if delivered by mail, the day on which such notice, demand or request is received shall be the date of delivery; provided that a notice given in accordance with this Section 13.1 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed to be received on the next Business Day in that place.
          13.1.4. Any party hereto may change its address or facsimile number specified for notices herein by designating a new address or facsimile number for notices by notice to the other party in accordance with this Section 13.1.
     13.2. Brokers
               13.2.1. Parent represents and warrants to RMO and the Company that no investment banker, broker or finder has acted for Parent in connection with this Agreement or the transactions. Parent hereby agrees to indemnify and hold harmless RMO and the Company and their respective Affiliates against any fee, loss or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by Parent or any of its Affiliates in connection with this Agreement or the transactions contemplated herein.
               13.2.2. RMO represent and warrant to Parent that no investment banker, broker or finder has acted for RMO or the Company or any of their Affiliates in connection with this Agreement or the transactions contemplated herein. RMO hereby agrees to indemnify and hold harmless Parent, any Affiliate of Parent, and, after the Closing, the Company, against any fee, loss or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by RMO, the Company or any of their Affiliates in connection with this Agreement or the transactions contemplated herein.
   13.3. Expenses
     All expenses incurred by a party hereto in connection with or related to the authorization, preparation, negotiation and execution of this Agreement and the Closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, legal counsel, accountants and other technical consultants employed by such party, shall be borne solely and entirely by the party that has incurred the same (except as otherwise expressly provided herein), and provided that all expenses incurred by RMO shall be paid by RMO, as opposed to the Company.
   13.4. Further Assurances
     Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.
   13.5. Attribution of Knowledge
     With respect to any representation or warranty set forth in this Agreement or any other agreements, certificates or instruments delivered pursuant hereto that is expressly qualified by: (a) the phrase “to the knowledge of RMO” or “to the best knowledge of RMO” and variations thereof when used with respect to RMO shall refer to matters actually known, and not constructively known, to RMO; and (b) the phrase “to the knowledge of Parent” or “to the best knowledge of Parent” and variations thereof when used with respect to Parent shall refer only to matters actually known, and not constructively known, to any of the individuals listed on Schedule 13.5(b). Without limiting the foregoing, a matter shall be deemed to be “actually known” by an individual listed on Schedule 13.5 if such individual has received written notice of such matter.
   13.6. Waiver
     Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

   13.7. Assignment; Binding Effect; No Third-Party Beneficiaries
     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this contract to its parent company without RMO’s or the Company’s consent, but in such case Parent shall provide RMO and the Company with written notice of such assignment. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. No provision of this Agreement or any agreement referenced herein shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement or right upon any Person other than the parties to this Agreement or such referenced agreement, as the case may be, except for Sections 11.2 and 11.3, which are intended to benefit and be enforceable by any of the Parent Indemnitees or the RMO Indemnitees, respectively.
   13.8. Headings
     The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. References to any “Section” herein (such as “Section 5”) shall be construed to include a reference to all subsections thereunder (i.e., 5.1, 5.1.1, ... 5.5, 5.6 ... etc).
   13.9. Entire Agreement
     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the parties hereto relating to the transactions contemplated hereby or the subject matter herein.
   13.10. Modifications
     Neither this Agreement nor any provision hereof may be modified, amended, changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such modification, amendment, change, waiver, discharge or termination is sought.
   13.11. Governing Law
     This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regards to the principles of conflicts of laws thereof.
   13.12. Severability
     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
   13.13. Counterparts
     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution by facsimile signature shall be deemed to be, and shall have the same effect as, execution by original signature.
   13.14. Exhibits and Schedules Incorporated
     All Exhibits and Schedules attached hereto are incorporated herein by reference. The section numbers in the Schedules correspond to the section numbers in this Agreement; provided, however, that any information disclosed in the Schedules under any section number shall be deemed to be disclosed and incorporated in any other section of this Agreement where such disclosure is made with such specificity, or in such a context, that it is reasonably apparent that such disclosure is applicable to such other section numbers. Prior to the Closing Date, RMO shall supplement or amend the Schedules with respect to any matter relating to the subject matter thereof hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules. No supplement or amendment of any Schedule made pursuant to this Section 13.14 shall be deemed to cure any breach of, or expand or limit the scope of, or otherwise modify or affect any representations or warranty made in this Agreement unless the parties agree thereto in writing unless the omitted item is an obligation, liability or other matter which occurred or was incurred by the Company in the Ordinary Course of Business.
   13.15. Joint Preparation
     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
   13.16. Performance by Affiliates
     Any obligation of any party hereto owed to any other party hereto under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
   13.17. Consent to Jurisdiction; Waivers of Trial by Jury
     Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof or thereof brought by another party hereto or its successors or assigns may be brought and determined in the United States District Court, Northern District of Ohio and each party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 13 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 13.17. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
[Signatures On The Following Page]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement and Plan of Merger to be executed on its behalf, all as of the day and year first above written.

The Company:

Great Plains Land Development Company, LTD

/s/ Richard M. Osborne

Richard M. Osborne, Sole Member

Member:

/s/ Richard M. Osborne

Richard M. Osborne, Trustee

Parent:

ENERGY WEST, INCORPORATED

By: /s/ Kevin J. Degenstein

Kevin J. Degenstein, President

EXHIBIT A
to
Agreement and Plan of Merger
Form of RMO’s and the Company’s Closing Certificate
[TO COME]

A-1

EXHIBIT B
to
Agreement and Plan of Merger
Form of Parent’s Closing Certificate
[TO COME]

B-1